UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Time Warner Cable Inc.

(Name of Registrant as Specified In Its Charter)

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April 16, 2007

Dear Stockholder:

You are cordially invited to attend Time Warner Cable Inc.’s first annual meeting of stockholders as a public company. The meeting will be held on Wednesday, May 23, 2007, at 10:30 a.m. at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. A map with directions to the meeting is provided on the back cover of the Proxy Statement.

As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposals listed as items 1 through 4 in the Notice. Please promptly submit your proxy by telephone, Internet or mail; check the enclosed card to see which methods are available to you.

If you are planning to attend the annual meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling 866-827-8791 or via the Internet at www.timewarnercable.com/registration2007 by May 21, 2007. In addition to registering in advance, you will be required to present government-issued identification (e.g., driver’s license or passport) to enter the meeting. If you are unable to attend the meeting, it will be audiocast live on the Internet at www.timewarnercable.com/investors.

I look forward to greeting those of you who are able to attend the annual meeting.

Sincerely,

Glenn A. Britt
President and
Chief Executive Officer

PLEASE PROMPTLY SUBMIT YOUR PROXY
BY TELEPHONE, INTERNET OR MAIL

Time Warner Cable Inc.
North Tower
One Time Warner Center
New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Cable Inc. (the “Company”) will be held on Wednesday, May 23, 2007 at 10:30 a.m. (local time). The meeting will take place at:

Hyatt Regency Hotel
1800 East Putnam Avenue
Old Greenwich, Connecticut 06870

(see directions on back cover)

The purposes of the meeting are:

1.	To elect two Class A directors and eight Class B directors for a term of one year, and until their successors are duly elected and qualified;
2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2007;
3.	To consider and approve the Time Warner Cable Inc. 2006 Stock Incentive Plan;
4.	To consider and approve the Time Warner Cable Inc. 2007 Annual Bonus Plan; and
5.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 27, 2007 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s Class A common stock and Class B common stock (together with the Class A common stock, the “Common Stock”) as of the record date are entitled to vote on the matters listed in this Notice of Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, or if your card so instructs, submit your proxy by telephone or the Internet. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at 866-827-8791 or by Internet at www.timewarnercable.com/registration2007.  The annual meeting will start promptly at 10:30 a.m. To avoid disruption, admission may be limited once the meeting begins.

Time Warner Cable Inc.

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 16, 2007

TIME WARNER CABLE INC.

North Tower
One Time Warner Center
New York, NY 10019

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Cable Inc., a Delaware corporation (“TWC,” the “Company,” “we,” “our” or “us”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2007, at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut, commencing at 10:30 a.m., local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should refer to the driving directions provided on the back cover of the Proxy Statement.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April 17, 2007 to holders of Class A common stock entitled to vote at the Annual Meeting. For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

At the close of business on March 27, 2007, the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 901,913,430 shares of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), and 75,000,000 shares of the Company’s Class B common stock, par value $0.01 per share (“Class B common stock”).

Each issued and outstanding share of Class B common stock has ten votes and each issued and outstanding share of Class A common stock has one vote on any matter submitted to a vote of stockholders. The Class A common stock and the Class B common stock will vote together as a single class on all matters expected to be submitted to a vote of stockholders at the Annual Meeting except with respect to the election of directors. Holders of the Class A common stock vote, as a separate class, with respect to the election of the Class A directors, and holders of the Class B common stock vote, as a separate class, with respect to the election of the Class B directors. Time Warner Inc. (“Time Warner”), our parent company, controls approximately 90.6% of the vote in matters where the Class A common stock and the Class B common stock vote together as a single class, 82.7% of the vote of the Class A common stock and 100% of the vote of the Class B common stock in any other vote. As a result of its shareholdings, Time Warner has the ability to cause (i) the election of all the nominees for Class A directors and Class B directors, (ii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007, (iii) the approval of the Time Warner Cable Inc. 2006 Stock Incentive Plan, and (iv) the approval of the Time Warner Cable Inc. 2007 Annual Bonus Plan.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2006, has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007; FOR approval of the Time Warner Cable Inc. 2006 Stock Incentive Plan; and FOR the approval of the Time Warner Cable Inc. 2007 Annual Bonus Plan.

CORPORATE GOVERNANCE

The Company’s Class A common stock began trading on the New York Stock Exchange (the “NYSE”) on March 1, 2007. For purposes of the NYSE rules, the Company is a “controlled company.” “Controlled companies” under the NYSE rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. A subsidiary of Time Warner currently holds approximately 84.0% of the Company’s common stock and 90.6% of the voting power and Time Warner, through its subsidiary, is able to elect the entire Board of Directors. Accordingly, the Company is exempt from certain NYSE governance requirements. Specifically, as a controlled company under NYSE rules, the board does not have a majority of independent directors and the Nominating and Governance Committee and Compensation Committee are not composed entirely of independent directors. Under the terms of the Company’s amended and restated certificate of incorporation, however, at least 50% of the Company’s Board of Directors (the “Board” or the “Board of Directors”) must be independent directors. In connection with the Adelphia/Comcast Transactions (as defined below), the Company agreed not to amend this charter provision prior to August 1, 2009 (three years following the closing of the Adelphia/Comcast Transactions) without, among other things, the consent of the holders of a majority of the shares of Class A common stock other than Time Warner and its affiliates.

The Company is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Board of Directors and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

The Board has devoted substantial attention to the subject of corporate governance. Among other things, the Board has established a Nominating and Governance Committee and has developed a Corporate Governance Policy. The Board first adopted this Policy in June 2006 and it became effective in conjunction with the Adelphia/Comcast Transactions in July 2006. The Board plans to refine it from time to time as it deems necessary. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate.

The Board of Directors also regularly holds executive sessions without management present, conducts examinations of management’s and the Board’s performance, adopted a code of conduct for employees, and enacted a set of ethics guidelines specifically for outside directors. The Board of Directors engages in a regular process of reviewing its corporate governance practices, including comparing its practices with those recommended by various corporate governance authorities, the expectations of the Company’s stockholders, and the practices of other leading public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (the “SEC”), and the rules and listing standards of the NYSE.

Information on the Company’s corporate governance is available to the public under “Corporate Governance” at www.timewarnercable.com/investors on the Company’s website. The information on the website includes: the Company’s by-laws, its Corporate Governance Policy, the charters of the Board’s three standing committees and the Company’s codes of conduct. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Time Warner Cable Inc., 290 Harbor Drive, Stamford, Connecticut, 06902-7441, Attn: General Counsel.

The remainder of this section of the Proxy Statement summarizes the key features of the Company’s corporate governance practices:

Board Size

The Board currently consists of ten members. The Board of Directors has adopted a policy, consistent with the Company’s amended and restated certificate of incorporation and the Company’s by-laws, that it may determine the size of the Board from time to time. In establishing its size, the Board considers a number of factors, including (i) the proportion of Class A directors and Class B directors as contemplated by the

Company’s amended and restated certificate of incorporation and discussed below, (ii) resignations and retirements from the current Board, (iii) the availability of appropriate and qualified candidates, (iv) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s businesses and (v) the goal of having a mix of inside and independent directors.

Currently, the Board of Directors is comprised of two Class A directors and eight Class B directors. Holders of Class A common stock vote, as a separate class, with respect to the election of the Class A directors, and holders of Class B common stock vote, as a separate class, with respect to the election of the Class B directors. Under the Company’s amended and restated certificate of incorporation, the Class A directors must represent not less than one-sixth and not more than one-fifth of the Board, and the Class B directors must represent not less than four-fifths of the Board. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A directors and Class B directors.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for directors to be “independent,” independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or is identified through some other source.

Overall Composition.  As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect an appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.  Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director.

Commitment to the Company and its Stockholders.  Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.  Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than five other public company boards.

Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its businesses; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.  As part of its annual assessment of the Board’s current composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2008 annual stockholders meeting.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) senior officer (e.g., president, officer or chief financial officer) of a major corporation (or a comparable position in the government, academia or non-profit sector); or (ii) a high-level position and expertise in one of the following areas — cable, telecommunications, media and entertainment or consumer technology.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence.  Under the Company’s amended and restated certificate of incorporation, at least 50% of the directors on the Board must be independent. The Board has determined that five of the ten current directors, each of whom is also a nominee for director (or 50% of the Board), are independent in accordance with the Company’s criteria. The Board applies the following NYSE criteria in making its independence determinations:

•	No Material Relationship. The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•	Employment. The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•	Other Compensation. The director or immediate family member (as an executive officer) must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not be a current partner or employee of the Company’s internal or external auditor and the director’s immediate family member must not be a current employee of such auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditor. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

•	Interlocking Directorships. During the past three years, the director or immediate family member cannot have been employed as an executive officer by another entity where one of the Company’s or Time Warner’s current executive officers served at the same time on the compensation committee.

•	Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•	Additional Categorical Criteria. In addition to applying the NYSE requirements summarized above, the Board has also developed categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence. The standards are set forth in the Company’s Corporate Governance Policy, which is available on its website at www.timewarnercable.com/investors, and include:

>	Charitable Contributions. Discretionary charitable contributions by the Company and/or Time Warner Inc., and Time Warner’s subsidiaries that are consolidated for purposes of its financial statements (collectively, “TWI”), to established non-profit entities with which a director or a member of the director’s family is affiliated will generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s or TWI’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s or TWI’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s or TWI’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

>	Employment and Benefits. The employment by TWI of a member of a director’s family will generally be deemed not to create a material relationship, unless such employment involves employment at a salary of more than $60,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment will generally be deemed not to create a material relationship.

>	Other Transactions. Transactions between the Company and/or TWI, and another entity with which a director or a member of a director’s family is affiliated will generally be deemed not to create a material relationship (i) if they are not of the type set forth above under “Business Transactions”, (ii) if they occurred more than three years prior to determination of materiality or (iii) if they occur in the ordinary course of business and are consistent with other transactions in which the Company and/or TWI has engaged with third parties, unless, for purposes of (iii), (a) the director serves as an executive officer, employee, or substantial owner, or an immediate family member (as defined in the NYSE rules) is an executive officer, of the other entity and (b) such transactions represent more than 2% of the other entity’s gross revenues for the prior fiscal year or more than 5% of the consolidated gross revenues for the prior fiscal year (x) of the Company if the transactions were with the Company or (y) of TWI if the transactions were with TWI, but not with the Company.

>	Interlocking Directorships. The service by an employee of TWI as a director of an entity (other than the Company) where one of the Company’s directors or director’s family members serves as an executive officer shall generally be deemed not to create a material relationship, unless the employee (i) is an executive officer of the Company; (ii) reports directly to the Board or a Committee of the Board; or (iii) has annual compensation approved by the Board’s Compensation Committee.

•	Independent Judgment. Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation—whether with the Company or another entity—that would interfere with the exercise of independent judgment.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.  The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•	Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the by-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Nominating and Governance Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the by-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting. It is expected that the Company will consult with Time Warner, its major stockholder, in connection with the Board’s recommending candidates for election by its stockholders at an annual meeting.

Stockholder Nominations Submitted to the Committee.  Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.  Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s by-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board elects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s long-term strategy and approves a business plan and budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors holds at least five meetings each year, including four quarterly meetings and one meeting devoted to addressing the Company’s strategy, business plan and annual budget. The meeting schedule is normally established in the summer of the previous year. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the Independent Directors (as defined below) meet together without any other directors or management present at least twice a year. Any director may request additional executive sessions.

These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Nominating and Governance Committee presides.

Board Leadership

The Company’s Corporate Governance Policy provides that the Nominating and Governance Committee may from time to time make recommendations to the Board regarding the leadership structure of the Board, including whether to combine or separate the positions of Chairman and Chief Executive Officer, or to establish the position of “lead” or “presiding” director.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may eliminate or create additional committees as it deems appropriate.

As a controlled company under NYSE rules, the Nominating and Governance Committee and the Compensation Committee are not required to be, and are not, composed entirely of independent directors. The Audit Committee is composed entirely of Independent Directors. The Chair of each committee is elected by the Board, upon the recommendation of the Nominating and Governance Committee, and is expected to be rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, as well as (v) the Company’s compliance program, internal controls, and risk management. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert under the rules of the SEC implementing section 407 of the Sarbanes-Oxley Act and meets the independence and experience requirements of the NYSE and the federal securities laws.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) CEO performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, and (viii) stockholder proposals and communications.

Compensation Committee.  The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to certain of the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation,(iii) administering the Company’s equity-based compensation plans and (iv) reviewing the Company’s overall compensation structure and benefit plans. A sub-committee of the Compensation Committee is responsible for certain executive compensation matters, including (i) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and each of the executive officers and each of the other employees whose annual total compensation has a value of $2 million or more (the “Senior Executives”), (ii) evaluating the performance of the CEO and the Senior Executives, and (iii) setting the compensation level of the CEO and the Senior Executives.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives make presentations to the Board regarding their respective areas. Moreover, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors who are not active employees of the Company or TWI. At least every two years, the Nominating and Governance Committee will review the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and make a recommendation to the Board for its approval. (For details on the compensation currently provided to non-employee directors, please see “Compensation — Director Compensation.”)

It is also the Board’s policy that all directors who are not actively employed by the Company or TWI are required to own the Company’s stock (whether as a result of exercising stock options, receipt of shares from the Company or the purchase of shares). It is expected that, within three years of joining the Board, each director will own at least the number of shares of the Company’s stock, or stock-based equivalents, that have been awarded to him or her pursuant to the Company’s compensation plans for Independent Directors, less any shares sold by the director for the purpose of paying taxes related to such awards.

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www. timewarnercable.com/investors.

Standards of Business Conduct.  The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Principal Executive and Senior Financial Officers.  The Company’s Code of Ethics for Principal Executive and Senior Financial Officers applies to certain officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other senior executives performing senior financial officer functions. The code serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any material transaction or relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.  The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually by the holders of Class A and Class B common stock, voting separately. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Corporate Governance—Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The amended and restated certificate of incorporation requires that at least 50% of the Board be independent. The Board has determined that five of the ten current and incumbent directors (or 50% of the Board), have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Company’s more rigorous independence standards (such directors, the “Independent Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board.

Nominees for Election at the Annual Meeting

Our amended and restated certificate of incorporation provides that our Board of Directors be divided into two classes, with all directors being elected annually. Pursuant to our amended and restated certificate of incorporation, Class A directors are elected by holders of Class A common stock and Class B directors are elected by holders of Class B common stock. Class A directors must represent between one-sixth and one-fifth of our directors (and in any event no fewer than one) and Class B directors must represent between four-fifths and five-sixths of our directors. There are currently two Class A directors and eight Class B directors on our Board.

Set forth below are the principal occupation and certain other information, as of January 31, 2007, for the ten nominees, each of whom currently serves as a director.

Class A Directors

Name	Age	Principal Occupation During the Past Five Years

David C. Chang	65	Chancellor, Polytechnic University. Dr. Chang has served as Chancellor of Polytechnic University in New York since July 2005, having served as its President from 1994. Prior to assuming that position, he was Dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang is also a director of AXT, Inc. and Fedders Corporation, has served as a Class A director since March 2003 and served as an independent director of American Television and Communications Corporation from 1986 to 1992.
James E. Copeland, Jr.	62	Global Scholar, Robinson School of Business, Georgia State University. Mr. Copeland has served as a Global Scholar at the Robinson School of Business at Georgia State University since 2003. Prior to that, Mr. Copeland served as the Chief Executive Officer of Deloitte & Touche USA LLP, a public accounting firm, and Deloitte Touche Tohmatsu, its global parent, from 1999 to May 2003. Prior to that, Mr. Copeland served in various positions at Deloitte & Touche, and its predecessors from 1967. Mr. Copeland has served as a Class A director since July 2006 and is also a director of Coca-Cola Enterprises Inc., ConocoPhillips and Equifax, Inc.

Class B Directors

Name	Age	Principal Occupation During the Past Five Years

Glenn A. Britt	57	President and Chief Executive Officer of the Company. Mr. Britt has served as our President and Chief Executive Officer since February 15, 2006. Prior to that, he had served as our Chairman and Chief Executive Officer since March 2003. Prior to that, Mr. Britt was the Chairman and Chief Executive Officer of the Time Warner Cable division of Time Warner Entertainment Company, L.P. (“TWE”), now our subsidiary, from August 2001 and was President of the Time Warner Cable division of TWE from January 1999 to August 2001. Prior to assuming that position, he was Chief Executive Officer and President of Time Warner Cable Ventures, a unit of TWE, from January 1994 to January 1999. He was an Executive Vice President for certain of our predecessor entities from 1990 to January 1994. From 1972 to 1990, Mr. Britt held various positions at Time Warner and its predecessor Time Inc., including as Chief Financial Officer of Time Inc. Mr. Britt has served as a Class B director since March 2003. Mr. Britt also serves as a director of Xerox Corporation.

Name	Age	Principal Occupation During the Past Five Years

Carole Black	63	Former President and Chief Executive Officer, Lifetime Entertainment Services. Ms. Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and at various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a Class B Director since July 2006.

Thomas H. Castro	52	Co-Founder, President and Chief Executive Officer, Border Media Partners LLC. Mr. Castro is the co-founder of Border Media Partners LLC, a radio broadcasting company that primarily targets Hispanic listeners, and has served as its President and Chief Executive Officer since 2002. Prior to that, Mr. Castro, an entrepreneur, owned and operated other radio stations and founded a company that exported oil field equipment to Mexico. He also served as the National Deputy Finance Chairman of the Kerry for President Campaign. Mr. Castro has served as a Class B Director since July 2006.

Peter R. Haje	72	Legal and Business Consultant and Private Investor. Mr. Haje has served as a legal and business consultant and private investor since he retired from service as an executive officer of Time Warner on January 1, 2000. Prior to that, he served as the Executive Vice President and General Counsel of Time Warner from October 1990, adding the title of Secretary in May 1993. He also served as the Executive Vice President and General Counsel of TWE from June 1992 until 1999. Prior to his service to Time Warner, Mr. Haje was a partner of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP for more than 20 years. Mr. Haje has served as a Class B director since July 2006 and is also a director of Courtside Acquisition Corp.

Don Logan	62	Chairman of the Board of the Company and Former Chairman, Time Warner’s Media & Communications Group. Mr. Logan was appointed Chairman of our Board of Directors on February 15, 2006. He served as Chairman of Time Warner’s Media & Communications Group from July 2002 until December 31, 2005. Prior to assuming that position, he was Chairman and Chief Executive Officer of Time Inc., Time Warner’s publishing subsidiary, from 1994 to July 2002 and was its President and Chief Operating Officer from 1992 to 1994. Prior to that, Mr. Logan held various executive positions with Southern Progress Corporation, which was acquired by Time Inc. in 1985. Mr. Logan has served as a Class B director since March 2003.

Name	Age	Principal Occupation During the Past Five Years

Michael Lynne	65	Co-Chairman and Co-Chief Executive Officer, New Line Cinema Corporation. Mr. Lynne has served as the Co-Chairman and Co-Chief Executive Officer of New Line Cinema Corporation, a producer, marketer and distributor of theatrical motion pictures and a subsidiary of Time Warner, since 2001. Prior to that, he served as its President and Chief Operating Officer from 1990 and as Counsel to New Line Cinema for a decade prior to that. Mr. Lynne has served as a Class B director since July 2006.

N.J. Nicholas, Jr.	67	Investor. Mr. Nicholas is an investor. From 1964 until 1992, Mr. Nicholas held various positions at Time Inc. and Time Warner. He was named President of Time Inc. in 1986 and served as Co-Chief Executive Officer of Time Warner from 1990 to 1992. Mr. Nicholas is also a director of Boston Scientific Corporation and Xerox Corporation and has served as a Class B director since March 2003.

Wayne H. Pace	60	Executive Vice President and Chief Financial Officer, Time Warner. Mr. Pace has served as Executive Vice President and Chief Financial Officer of Time Warner since November 2001, and served as Executive Vice President and Chief Financial Officer of TWE from November 2001 until October 2004. He was Vice Chairman and Chief Financial and Administrative Officer of Turner Broadcasting System, Inc. (“TBS”) from March 2001 to November 2001 and held various other executive positions at TBS, including Chief Financial Officer, from 1993 to 2001. Prior to that Mr. Pace was an audit partner with PriceWaterhouse, now PricewaterhouseCoopers LLP, an international accounting firm. Mr. Pace has served as a Class B director since March 2003.

The Board has identified Ms. Black and Messrs. Castro, Chang, Copeland and Nicholas as Independent Directors as independence is defined in the NYSE Listed Company Manual and as defined by Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each of these directors meets the categorical standards for independence established by the Board, as set forth in our Corporate Governance Policy and discussed elsewhere in this Proxy Statement. The Board has determined that the employment of Mr. Nicholas’ stepson by Time Inc., a subsidiary of Time Warner, does not affect Mr. Nicholas’ independence. The Board has also determined that Mr. Copeland’s service on the audit committees of three other public companies does not impair his ability to serve effectively on the Company’s Audit Committee.

Attendance

During 2006, the Board of Directors met seven times. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged and expected to attend the annual meetings of the Company’s stockholders.

Committee Membership

Pursuant to the Company’s by-laws, the Board has established three principal standing committees of the Board. The Board may eliminate or create additional committees as it deems appropriate. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Compensation Committee.  The members of our Compensation Committee are Michael Lynne, who serves as the Chair, Carole Black, Thomas Castro, Peter Haje, Don Logan and N.J. Nicholas, Jr. The members of the Compensation Committee who are Independent Directors are Ms. Black and Messrs. Castro and Nicholas. The Compensation Committee has a sub-committee consisting of two Independent Directors,

Ms. Black and Mr. Nicholas, to which it may delegate executive compensation matters. The authority and responsibility of the Compensation Committee, which met one time during 2006, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Nominating and Governance Committee.  The members of our Nominating and Governance Committee are N.J. Nicholas, Jr. who serves as the Chair, David Chang, Peter Haje, Don Logan and Wayne Pace. The members of the Nominating and Governance Committee who are Independent Directors are Messrs. Chang and Nicholas. The authority and responsibility of the Nominating and Governance Committee, which met for the first time in February 2007, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Audit Committee.  The members of the Audit Committee are currently James Copeland, Jr., who serves as the Chair, David Chang and N.J. Nicholas, Jr. Among other things, the Audit Committee complies with all NYSE and legal requirements and consists entirely of Independent Directors. The authority and responsibility of the Audit Committee, which met four times during 2006, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

SECURITY OWNERSHIP

Security Ownership by the Board of Directors and Executive Officers

     Time Warner Cable Securities

Our Class A common stock was listed for trading on the NYSE on March 1, 2007. As of March 1, 2007, none of our executive officers or directors beneficially owned any of our securities.

     Time Warner Securities

The following table sets forth information as of the close of business on January 31, 2007 as to the number of shares of common stock of Time Warner, our parent company, beneficially owned by:

•	each executive officer named in the Summary Compensation Table included elsewhere in this Proxy Statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

	Time Warner Common Stock Beneficially Owned(1)
Name	Number of Shares	Option Shares(2)	Percent of Class

Carole Black	—	—	*
Glenn A. Britt(3)(5)	225,928	1,951,436	*
Thomas H. Castro	—	—	*
David C. Chang	2,735	—	*
James E. Copeland, Jr.	—	—	*
Peter R. Haje(5)	35,620	270,000	*
Landel C. Hobbs	18,869	779,550	*
Michael LaJoie	6,619	157,774	*
Don Logan(5)	398,432	4,881,250	*
Michael Lynne(4)(5)	62,548	2,297,300	*
Robert D. Marcus	—	682,619	*
John K. Martin(5)	2,326	191,100	*
N.J. Nicholas, Jr.	—	—	*
Wayne H. Pace(5)	173,045	1,678,088	*
All current directors and executive officers as a group (17 persons)(3)-(5)	954,100	14,234,522	*

*	Represents beneficial ownership of less than one percent of Time Warner’s issued and outstanding common stock on January 31, 2007.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of Time Warner common stock or other Time Warner equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of January 31, 2007, the only equity securities of Time Warner beneficially owned by the named persons or group were shares of Time Warner common stock and options to purchase Time Warner common stock.

(2)	Reflects shares of Time Warner common stock subject to options to purchase common stock issued by Time Warner which, on January 31, 2007, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Includes 348 shares owned by Mr. Britt’s spouse as to which Mr. Britt disclaims beneficial ownership.

(4)	Includes 3,115 shares held by the Ninah and Michael Lynne Foundation and 50,000 stock options that have been transferred to trusts for the benefit of members of Mr. Lynne’s family.

(5)	Includes (a) an aggregate of approximately 153,163 shares of Time Warner common stock held by a trust under the Time Warner Savings Plan and the TWC Savings Plan for the benefit of our current executive officers and directors, including 33,433 shares for Mr. Britt, 10,620 shares for Mr. Haje, 85,017 shares for Mr. Logan, 14,633 shares for Mr. Lynne, 2,326 shares for Mr. Martin and 745 shares for Mr. Pace and (b) an aggregate of approximately 5,114 shares of Time Warner common stock beneficially owned by members of such persons’ immediate family.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 1, 2007 as to the number of shares of the Company’s Common Stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of the Company’s Common Stock.

Time Warner Cable Inc.
	Class A Common Stock		Class B Common Stock
	Number of	Percent of Class	Number of	Percent of Class	Total Voting
Name of Beneficial Owner(1)	Shares Owned	Owned	Shares Owned	Owned	Power(4)

Time Warner(2),(3)	746,000,000	82.7%	75,000,000	100%	90.6%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power.

(2)	The shares are registered in the name of Warner Communications Inc. (“WCI”), an indirect and wholly owned subsidiary of Time Warner. By virtue of Time Warner’s control of WCI, Time Warner is deemed to beneficially own the shares of Class A and Class B common stock held by WCI. The address of each of Time Warner and WCI is One Time Warner Center, New York, NY 10019.

(3)	Amounts shown as owned by Time Warner may be deemed to be beneficially owned by Mr. Pace who is an executive officer of Time Warner and is also a member of the Company’s Board of Directors. Mr. Pace disclaims such beneficial ownership.

(4)	Reflects the total voting power of such person or entity when both Class A and Class B common stock vote together as a single class.

AUDIT-RELATED MATTERS

Report of the Audit Committee

In accordance with its charter, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent auditor, as well as the evaluation of the independent auditor’s qualifications, performance and independence; (ii) the review of our financial statements and the results of each external audit; (iii) the review of other matters with respect to our accounting, auditing and financial reporting practices and procedures as the committee may find appropriate or may be brought to its attention; and (iv) the oversight of our compliance program. To assist it in fulfilling its oversight and other duties, the Committee regularly meets separately with the internal auditor, the independent auditor and management.

Independent Auditor Matters.  The Committee has discussed with the Company’s independent auditor its plan for the audit of the Company’s annual consolidated financial statements, including the independent auditor’s evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2006, the Committee met regularly with the independent auditor, with and without management present, to discuss the results of its audits and reviews, as well as its evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP (“E&Y”) as the Company’s independent auditors for 2007, and the Board concurred in its appointment.

Financial Statements as of December 31, 2006.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s year-end financial statements, the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. The Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Committee also received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with E&Y its independence. The Committee further considered whether the provision by independent auditors of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair independent auditor’s independence.

In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements to U.S. generally accepted accounting principles and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Members of the Audit Committee

James Copeland, Jr. (Chair)
David Chang
N.J. Nicholas, Jr.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit Committee has established a policy (the “Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company; (ii) would place the independent auditors in the position of auditing its own work; (iii) would result in the independent auditors acting in the role of management or as an employee of the Company; or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chair must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit Committee monitors compliance by management with the Policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to ensure compliance with the Policy.

Services Provided by the Independent Auditors

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee (or its Chair) of all services provided by E&Y. These pre-approval procedures are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Auditors.”

The aggregate fees billed by E&Y to the Company for the years ended December 31, 2006 and 2005 are as follows:

Fees of Accountants

	2006	2005

Audit Fees(1)	$4,641,400	$3,537,000
Audit-Related Fees(2)	989,000	2,899,690
Tax Fees	—	—
All Other Fees	—	—

Total Fees for Services Provided	$5,630,400	$6,436,690

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews) and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies; (d) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters; and (e) audit procedures related to the restatement of prior years’ financial statements.

(2)	Audit-Related Fees were principally for services related to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory/franchise reporting requirements; (b) audits of employee benefit plans; and (c) due diligence services pertaining to acquisitions and dispositions.

None of the services related to Audit-Related Fees presented above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Oversight and Authority for Executive Compensation

We developed our compensation philosophy for 2006 before we became a separately-traded public company and before we completed our transactions (the “Adelphia/Comcast Transactions”) with Adelphia Communications Corporation and certain of its affiliates (“Adelphia”) and Comcast Corporation (“Comcast”) in July 2006. Some of our compensation philosophy, structure and practices are derived from our relationship with Time Warner, our corporate parent. We obtained certain efficiencies by making use of the Time Warner compensation logistics and infrastructure that are available to us. For example, as is explained below, our executives have participated in the equity award programs of Time Warner. The compensation paid to our executive officers also reflects the terms of their employment agreements that were developed before we became a public company.

Before July 31, 2006, our Compensation Committee was composed of all of the members of our Board of Directors (in such capacity, the “Old Compensation Committee”), which at that time consisted of six members. Our Board of Directors expanded from six members to ten on July 31, 2006 when the Adelphia/Comcast Transactions closed, and a new separate five-member compensation committee was appointed (the “New Compensation Committee”). Our New Compensation Committee had its first meeting in December 2006, and subsequently added a sixth member.

At all times, our Compensation Committee has been responsible for reviewing and/or approving all elements of our executive compensation programs. These include:

•	salary;

•	annual cash bonus;

•	long-term compensation, including equity-based awards;

•	employment agreements for our named executive officers, including any change of control or severance provisions or personal benefits set forth in those agreements; and

•	any change in control or severance arrangements for our named executive officers that are not part of their employment agreements.

For 2006, members of our management, including Glenn Britt, our President and Chief Executive Officer, Robert Marcus, our Senior Executive Vice President, and Tomas Mathews, our Senior Vice President, Human Resources, evaluated each of the compensation elements described above. They reviewed base salaries, target award levels and performance measures in the incentive plans, and the structure of each compensation program, as discussed in this Compensation Discussion and Analysis. They also consulted with Time Warner executive compensation personnel. Our management then made recommendations to the Old Compensation Committee, which reviewed and approved each compensation element for each of the named executive officers for 2006. Our New Compensation Committee determined final 2006 annual cash bonuses in February 2007. A similar process has been followed for establishing the elements of the compensation package for each named executive officer for 2007, except that the recommendations of management were reviewed and approved by the New Compensation Committee.

2006 Compensation Philosophy

We seek to use a competitive mix of base salary and incentive compensation that will attract, retain, motivate and reward our executive officers for achievement of Company and personal performance goals. Our philosophy is informed by the following key principles:

•	Competitive pay—Total compensation delivered to executives should reflect the competitive marketplace for talent inside and outside our industry so that we can attract, motivate and retain key talent while maintaining appropriate balance among our similarly situated executives.

•	Pay for performance—Total compensation delivered to executives should reflect an appropriate mix of variable, performance-based compensation tied to the achievement of Company financial performance goals.

•	Short-term and long-term elements—Our executives’ total compensation should be delivered in a form that focuses the executive on both our short-term and long-term strategic objectives.

We also enter into employment agreements with our named executive officers (as defined below) to foster retention, to be competitive and to protect our business (through the use of restrictive covenants).

As a result of awards made prior to 2007, our named executive officers continue to participate in the Time Warner equity program. For 2007, our executives will receive awards based on our Class A common stock and will not receive awards under Time Warner’s equity plans. Our employees who have outstanding equity awards under the Time Warner equity plans will retain any rights under those awards pursuant to their terms.

Review of Compensation Practices

To make sure our compensation practices for 2006 matched our compensation philosophy, we began to review our compensation programs and practices in 2005. We continued our review through 2006. We determined that the compensation programs in place were still effective and appropriate for 2006.

Application of Compensation Philosophy

Competitive Compensation Levels.  We compared our named executive officers’ current compensation levels to competitive market norms using survey market data that represented national companies from general industry, telecommunications and media industries, with revenues which were generally comparable to ours, when we made our 2006 compensation recommendations to our Old Compensation Committee. Each named executive officer’s compensation was compared to that of other executives in positions of comparable scope and responsibility.

Additionally, compensation levels for Glenn Britt, our Chief Executive Officer, Landel Hobbs, our Chief Operating Officer, and John Martin, our Chief Financial Officer, were compared to data published in proxy statements or other publicly available sources for executives in similarly situated positions in cable companies of varying sizes, including Comcast, Cox Communications, Inc., Cablevision Systems Corp., Charter Communications, Inc. and Adelphia. We believe that these cable companies represented some of our major competitors for executive talent in 2006. Where available, we supplemented the compensation review with internal compensation data for comparable positions within Time Warner. We refer to the survey companies, proxy companies and internal Time Warner positions used to benchmark 2006 compensation levels for our named executive officers as the “2006 Peer Group.”

We began our review of each named executive officer’s compensation package with a review of the relevant executive’s employment agreement. The employment agreements provide a minimum annual salary and a target annual discretionary bonus, stated as a percentage of annual salary. Our 2006 compensation recommendations to our Old Compensation Committee also took into account the importance of each named executive officer’s position in our company, the importance of retaining the executive in his role and his tenure in the role. In consideration of these factors, we recommended target levels of compensation, consisting of base salary, annual cash bonus and long-term incentives, that would place the pay of each named executive officer between the median and the 75th percentile of the 2006 Peer Group. The total cash compensation delivered was dependent on the ultimate awards under our cash-based incentive plans, which were based on achievement of certain financial performance goals, discussed in detail below, and an evaluation of the executive’s individual performance.

Compensation Elements.  Our 2006 compensation program incorporated the following elements, which together were intended to encourage executives to focus on both our short-term and long-term strategic objectives:

•	Annual Base Salary;

•	Short-Term Cash Incentive—variable, performance-based annual incentive payment based on the achievement of company financial goals and individual goals;

•	Long-Term Incentives—blend of Time Warner stock options, Time Warner restricted stock units and variable performance-based long-term cash awards; and

•	Other Benefits—health and welfare benefits available generally to all employees and special personal benefits that are considered on a case-by-case basis.

To support our “pay for performance” compensation objective, a portion of compensation paid was variable and dependent upon the achievement of our and the relevant executive’s performance goals. The higher the level of strategic impact on organizational success an executive has, the larger the portion of the overall compensation package that is delivered through variable compensation related to our performance. For example, Mr. Britt’s target compensation is based approximately 90% on variable, performance-based and/or equity-based compensation and 10% on base salary. Other named executive officers’ target compensation is based on approximately 75-80% variable, performance-based and/or equity-based compensation.

We believe the split between short-term and long-term performance-based 2006 compensation for our named executive officers, which was approximately even, but with slightly more compensation being delivered through long-term incentives, is consistent with the 2006 Peer Group.

2006 Base Salary.  We generally conduct reviews of base salaries annually, and we repeat the review when a named executive officer is promoted or his responsibilities change. During such a review we generally compare each named executive officer’s roles and responsibilities with the roles and responsibilities of his counterparts from other comparable companies, which for 2006 included the 2006 Peer Group. We consider each named executive officer’s performance, the importance of the executive officer’s position within our company, the importance of keeping the executive officer in his role and his tenure in the role. In general, the higher the strategic impact an executive officer has on our organizational success, the less we rely on base salary for his compensation.

We determined that Mr. Britt’s base salary for 2006 was within the ranges of the 2006 Peer Group; therefore, we did not consider a salary increase for Mr. Britt for 2006. Messrs. Hobbs, Martin and Marcus were hired or promoted into their current positions in August 2005. We considered data for comparable positions when we set their salaries at that time, so we did not think a base salary adjustment was needed for 2006. However, when we promoted Mr. Hobbs to Chief Operating Officer, we agreed to undertake a further review of his compensation during 2006. We reviewed Mr. Hobbs’ base salary in mid-2006 against the 2007 Peer Group (as described in “—Looking Forward”), his performance as our Chief Operating Officer and in light of his responsibility for a larger number of cable systems as a result of the Adelphia/Comcast Transactions. Based on this review, the New Compensation Committee approved a salary increase for Mr. Hobbs to $850,000, effective as of August 1, 2006.

Mr. LaJoie’s base salary was increased from $400,600 to $420,600 effective January 1, 2006 to reflect an annual performance merit increase. We reviewed Mr. LaJoie’s base salary against the 2006 Peer Group later in 2006 and, based on that review, Mr. LaJoie’s base salary was increased from $420,600 to $450,000 effective March 1, 2006.

2006 Short-Term Incentives.  The Time Warner Cable Incentive Plan (“TWCIP”) is a short-term annual cash incentive plan designed to motivate executives to help us meet and exceed our annual growth goals by giving them a chance to share in our financial success. The TWCIP also rewards executives for achieving specified individual and non-financial short-term goals. Each TWCIP participant is eligible to receive a target bonus stated as a percentage of base salary. Upon review of the 2006 Peer Group we determined that target bonus recommendations were in line with our compensation philosophy. For every level in our company, there is a TWCIP target bonus level. With increasing levels of responsibility, a higher percentage of the executive’s total compensation comes from performance-based bonuses.

Mr. Britt’s previous employment contract expired in August 2006. In connection with the negotiation of Mr. Britt’s new employment agreement, we compared Mr. Britt’s annual target bonus with publicly available data that had been assembled for these purposes, and we considered his increased responsibilities following the closing of the Adelphia/Comcast Transactions and our anticipated change to a public company. Our review and evaluation led to increasing Mr. Britt’s target bonus from $3,750,000 to $5,000,000 effective August 1, 2006. When we reviewed Mr. Hobbs’ employment agreement as discussed above, we also compared Mr. Hobbs’ annual target bonus with the 2007 Peer Group, and considered his responsibility for a larger number of cable systems following the closing of the Adelphia/Comcast Transactions. Our review and evaluation led to increasing Mr. Hobbs’ target bonus from 175% to 200% of base salary effective August 1, 2006. Earlier in 2006, we also compared Mr. LaJoie’s target bonus to the 2006 Peer Group. Our review and evaluation led to increasing his target bonus from 80% to 100% of base salary, effective March 1, 2006.

The TWCIP established for 2006 was similar in structure to short-term incentive programs implemented by other Time Warner companies.

For 2006, the TWCIP performance goals for the named executive officers were weighted 70% on company-wide financial goals and 30% on individual goals. The financial goals—following their amendment in July 2006, as discussed below—were further weighted 70% based on Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets (“OIBDA”), and 30% based on OIBDA less capital expenditures (other than capitalized transaction costs related to the Adelphia/Comcast Transactions (as defined below)). Management and the Old Compensation Committee believed that OIBDA is an important indicator of the operational strength and performance of our business, including our ability to provide cash flows to service debt and fund capital expenditures. This makes it a useful performance criterion. OIBDA less capital expenditures was chosen as the other financial measure because it is a measure of free cash flow (which is a common financial tool to assess a cable company’s ability to service debt).

Mr. Britt’s 2006 individual performance goals were as follows:

•	Adelphia/Comcast Integration—Close the Adelphia/Comcast Transactions and successfully integrate the Adelphia and Comcast resources into our existing systems;

•	Deployment of New Products and Technology—Successfully deploy within budget targets, Start Over, Digital Simulcast, Switched Digital and Mystro Digital Navigator;

•	Bundling—Increase the penetration of Triple-play products among subscribers;

•	Regionalization—Complete the regional organizational structure;

•	Digital Phone—Advance broad-based scaling and increase the penetration of our Digital Phone product;

•	Diversity—Implement a diversity program covering hiring, programming, marketing and partnering; and

•	Succession Planning—strengthen our management team through succession planning and the recruitment and retention of key executives (with a focus on diversity).

Mr. Britt established and approved the individual measurable goals for each of the other named executive officers. The goals for each of our named executive officers, other than Mr. Britt, include supporting Mr. Britt in achieving his goals, taking into account each named executive officer’s particular role and responsibilities.

At the time that the 2006 TWCIP was established, our Old Compensation Committee recognized that it was difficult to predict when the Adelphia/Comcast Transactions would ultimately close, and that the timing of the closing could significantly affect our financial results. Under the terms of the TWCIP, any significant change in our business that would impact our financial results, such as acquisitions or divestitures, should be reviewed to determine whether and to what extent the TWCIP targets should be modified. In light of this, the Old Compensation Committee did not initially establish the specific financial goals that would be used to determine payments under the 2006 TWCIP. However, it did, early in 2006, determine that the 2006 TWCIP would utilize a 70/30 weighting as between financial and individual goals discussed above. At that time, it also intended that the financial component would be further weighted 70% based on OIBDA and 30% based on Free Cash Flow. “Free Cash Flow” is a non-GAAP financial measure, which we define as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. In July 2006, the Old Compensation Committee acted to establish specific 2006 TWCIP financial goals, which were intended to reflect to the greatest extent possible the impact of the closing of the Adelphia/Comcast Transactions, as well as the then anticipated dissolution of Texas and Kansas City Cable Partners, L.P. (“TKCCP”). In adopting the goals, our Old Compensation Committee elected to replace the Free Cash Flow financial measure originally contemplated with OIBDA less capital expenditures. Our Old Compensation Committee felt it would be difficult to predictably gauge Free Cash Flow for 2006 because of anticipated working capital fluctuations arising as a result of the closing of the Adelphia/Comcast Transactions and our integration of the cable systems acquired in the Adelphia/Comcast Transactions into our existing operations, as well as the pending dissolution of TKCCP. As discussed above, OIBDA less capital expenditures was considered a more reliable financial measure under the circumstances. However, in light of the significant changes in our operational environment during the year, it was anticipated that it would still be difficult to accurately assess management’s performance under this revised measure and that discretion would need to be exercised in determining final 2006 TWCIP payouts to ensure, to the extent possible, that the payments reflect the actual degree of difficulty required to achieve the financial goals that were established.

In early 2007, the New Compensation Committee determined 2006 awards for each named executive officer under the 2006 TWCIP based on the previously established financial and non-financial criteria. As a result of our superior financial results in 2006 that exceeded established financial targets and the Committee’s assessment of each named executive officer’s significant accomplishments in light of his individual goals, each of the named executive officers was awarded the maximum percentage of his target payout, as shown in the table under “Grants of Plan-Based Awards in 2006.” Mr. Britt’s annual award was capped pursuant to the terms of his employment agreement. Awards for Messrs. Britt, Hobbs and LaJoie were prorated to reflect changes in their TWCIP award targets during 2006. In establishing bonus payments for the executive officers, the Committee consulted with representatives of Korn/Ferry Compensation Advisors, its compensation consultant.

2006 Long-Term Incentives.  Our long-term incentive compensation (“LTI”) program is designed to retain and motivate employees to meet and exceed our long-term growth goals as a balance to the short-term incentive plan. The 2006 LTI Program was similar in structure to long-term incentive programs implemented by other Time Warner companies.

For 2006, the LTI program was designed to deliver its value using a combination of 55% in stock-based awards and 45% in cash awards. The mix was determined in a manner designed to deliver a target amount of value. We used Time Warner common stock for our stock-based awards since we did not have any publicly traded stock at the time. Because the performance of Time Warner common stock relates to other Time Warner businesses in addition to ours, we used a long-term performance-based cash award (“LTIP”) to increase the extent to which our named executive officers’ long-term compensation ties directly to our financial results.

We established LTI target awards for each named executive officer based on a competitive award level as compared against executives in comparable positions in the 2006 Peer Group. We based the target levels of the long-term awards on an evaluation of the named executive officer’s performance, the importance of his position within our organization, the importance of retaining the executive in his role, his tenure in the role and his established target award level.

2006 Stock-Based Awards.  We believe that the award of stock options and restricted stock units provides retention value and an opportunity to align the interests of our executives with the interests of our stockholders. Time Warner stock options and restricted stock units granted in 2006 to our named executive officers other than our Chief Executive Officer were based in part on the recommendations of our management to the compensation committee of Time Warner’s board of directors (the “Time Warner compensation committee”). The 2006 stock-based awards, including the mix between stock options and restricted stock units, was similar in structure to 2006 stock programs utilized by other Time Warner companies. Upon exercise of Time Warner stock options, we are obligated to reimburse Time Warner for the excess of the market price of the Time Warner common stock over the option exercise price. See “Certain Relationships and Related Transactions—Relationship Between Time Warner and Us—Reimbursement for Time Warner Equity Compensation” and

Note 4 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K.

For 2006, the stock-based grants reflected a mix between time-based stock options and time-based restricted stock units of approximately 70% and 30%, respectively. Stock options are designed to reward executives for stock price growth and company performance as well as to align executives’ interests with stockholders. Restricted stock units are designed to enhance executive retention even when the stock value is fluctuating, reward stock price growth and encourage executive stock ownership.

The Time Warner compensation committee approved and granted stock-based awards to our named executive officers in 2006. Time Warner stock-based awards can be granted only by Time Warner. The Time Warner compensation committee approved stock-based grants to Messrs. Britt and Hobbs with input from Time Warner senior management and our management in the case of Mr. Hobbs. Separately, the Time Warner compensation committee awarded stock-based grants within Time Warner’s guidelines to our other named executive officers based on the recommendations of our management, in light of the relevant named executive officer’s individual performance, as well as the established target award level for each named executive officer. All of these stock-based awards were also presented to our Old Compensation Committee for review as part of its approval of 2006 compensation. Mr. Britt and the other named executive officers were awarded both stock options and restricted stock units. Pursuant to Time Warner’s long-standing practice, the stock options were granted with an exercise price equal to the average of the high and low sales prices of Time Warner common stock on the grant date. The restricted stock units awarded by Time Warner to our executive officers in March 2006 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. We believe that the multi-year vesting schedule encourages executive retention and emphasizes a longer-term perspective.

2006 Long-Term Cash Awards.  Performance goals under the 2006-2008 LTIP are based on cumulative OIBDA for the years 2006 to 2008 relative to established OIBDA targets as discussed below. At the end of the three-year performance period, performance against the established OIBDA objectives will be measured. Actual achievement versus the established objectives will determine individual awards. We selected OIBDA as a performance measure in the LTIP for the same reasons discussed under the short-term incentive plan above.

Our Old Compensation Committee initially approved dollar amounts payable under the LTIP for the 2006-2008 performance period if targets were met, intending to utilize a three-year cumulative OIBDA performance range against our then-current four year budget and long-range financial plan. Under the terms of the LTIP, any change in our business that impacts our financial results, such as acquisitions or divestitures, are to be reviewed to determine whether and to what extent the LTIP performance ranges should be modified. In December 2006, our New Compensation Committee modified the LTIP performance goal for the 2006-2008 performance period and adopted the same OIBDA measure used in the TWCIP for the 2006 portion of the three-year performance period. The New Compensation Committee also established OIBDA goals for 2007 and 2008 based on our then current proposed budget and long-range financial plan. Our New Compensation Committee also indicated it would review final payouts carefully in light of the significant changes in our operational environment.

Actual awards can range from 0% to 200% of the LTIP target based on our actual performance, although no payout will be made for performance below the established minimum threshold under the LTIP. Payouts under the LTIP will be made during the first quarter of the year following the completion of the three-year performance period. For example, payouts from the 2006-2008 LTIP will occur during the first quarter of 2009.

Total Compensation Review

We believe that the total compensation delivered for 2006, including base salary and short-term and long-term incentives, appropriately reflects market competitive levels, individual and company performance, the importance of each individual’s position within our company, the importance of retaining the executive in his role and his tenure in the role.

Pursuant to our compensation philosophy and practices, we targeted total direct 2006 compensation to executives to be between the 50th and 75th percentiles of the 2006 Peer Group.

Total direct 2006 compensation for each of Messrs. Britt, Martin, Marcus and LaJoie (including pro-rated adjustments for Mr. Britt due to an August increase in his short-term bonus target) is between the 50th and 75th percentile when compared to the survey market data. Mr. Britt’s and Mr. Martin’s total direct compensation was below the average when compared to the 2006 proxy data that had been assembled (the benchmark used by Time Warner when reviewing Mr. Britt’s compensation). Neither Mr. Marcus’ nor Mr. LaJoie’s compensation was compared to a public peer group at the time that 2006 compensation was initially reviewed. Mr. Hobbs’ 2006 total direct compensation (including pro-rated adjustments due to an August increase in base salary and short-term bonus target) is below the 50th percentile when compared to the survey market data and below the 50th percentile when compared to the 2007 Peer Group (the benchmark used by Time Warner when reviewing Mr. Hobbs’ compensation).

Looking Forward

Our management and our New Compensation Committee have evaluated the structure of our short-term and long-term incentive programs. As a newly-public company, we expect that our long-term compensation will consist largely of grants based on our Class A common stock, including stock options and restricted stock units. During 2006, we engaged Mercer Consulting to help us evaluate our executive compensation program for 2007, including measuring our executive compensation program against various benchmarks and advising us on our compensation mix and the structure of our bonus programs. Mercer also met with our New Compensation Committee in connection with reviewing 2007 salaries and bonus targets for our executive officers and provided insights on various executive compensation trends.

During 2006, we established a more refined peer group of 20 public cable, communications and entertainment companies with publicly available data that we believe are similar in size and focus to us and/or will better reflect our competitors for talent in the coming years. We call this group our “2007 Peer Group.” The companies in our 2007 Peer Group include: ALLTEL Corporation, AT&T Inc., Bell Canada Enterprises, BellSouth, Inc., Cablevision Systems Corporation, CBS Corporation, Charter Communications Inc., Clear Channel Communications, Inc., Comcast, DIRECTV Group, Inc., Echostar Communications Corporation, Liberty Global Inc., News Corporation, QWEST Communications International, Inc., Rogers Communications Inc., Sprint Nextel Corporation, TELUS Corporation, The Walt Disney Company, Verizon Communications, Inc. and Viacom Inc. Based upon the recommendation of the New Compensation Committee’s consultant, the New Compensation Committee determined that for future compensation comparisons, the 2007 Peer Group would be modified to eliminate three Canadian companies—Bell Canada Enterprises, Rogers Communications, Inc. and TELUS Corporation—and to replace Liberty Global Inc. with Liberty Media Corporation. We believe the 2007 compensation approved by the New Compensation Committee for our named executive officers is consistent with our compensation philosophy which is informed in part by the practices of the 2007 Peer Group.

Perquisites

As described below, we provide personal benefits, such as reimbursement for financial services, from time to time to our named executive officers under their employment agreements when we determine such personal benefits are a useful part of a competitive compensation package. Mr. Britt was also provided with a car allowance in 2006. Additionally, we own aircraft jointly with Time Warner and other Time Warner companies. Use of corporate aircraft for business and personal travel is governed by a policy established by Time Warner. Under the policy, Mr. Britt is authorized to use the corporate aircraft for domestic business travel and for personal use when there is available space on a flight scheduled for a business purpose or in the event of a medical or family emergency. Other executives require various approvals for use of the corporate aircraft.

Employment Agreements

Consistent with our goal of attracting and retaining executives in a competitive environment, we have entered into employment agreements with Mr. Britt and the other named executive officers. The employment agreements with Messrs. Britt, Martin and Marcus were reviewed and approved by our Old Compensation Committee. The employment agreement for each named executive officer is described in detail in this Proxy Statement under “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Deferred Compensation

Before 2003, we maintained a nonqualified deferred compensation plan that generally permitted employees whose annual cash compensation exceeded a designated threshold to defer receipt of all or a portion of their annual bonus until a specified future date. Since March 2003, deferrals may no longer be made but amounts previously credited under the deferred compensation plan continue to track crediting rate elections made by the employee from an array of third-party investment vehicles offered under our savings plan. See “—Nonqualified Deferred Compensation.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”) generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its five most highly paid executive officers with the exception of compensation that qualifies as performance-based compensation. Because we were not a public company in 2006, section 162(m) did not apply to us with respect to compensation deductible for 2006. The New Compensation Committee will consider section 162(m) implications in making compensation recommendations and in designing compensation programs for our executives as a public company. However, the New Compensation Committee reserves the right to pay compensation that is not deductible if it determines that to be in our best interest and the best interests of our stockholders.

In this regard, we are submitting our 2007 Annual Bonus Plan and 2006 Stock Incentive Plan to stockholders for approval so that compensation paid under these plans may qualify as performance-based compensation under Section 162(m). See “Proposal Four—Approval of the Time Warner Cable Inc. 2007 Annual Bonus Plan” and “Proposal Three—Approval of Time Warner Cable Inc. 2006 Stock Incentive Plan.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K (by reference).

  Members of the Compensation Committee

Michael Lynne (Chair)	Peter Haje
Carole Black	Don Logan
Thomas Castro	N.J. Nicholas

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities on December 31, 2006 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
				Time Warner	Time Warner	Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total(6)

Glenn A. Britt(1)	2006	$1,000,000	—	$1,018,786	$1,645,404	$5,587,500	$150,810	$73,390	$9,475,890
President and Chief Executive Officer
John K. Martin	2006	$650,000	—	$115,111	$246,094	$1,218,750	$40,570	$11,200	$2,281,725
Executive Vice President and Chief Financial Officer
Landel C. Hobbs	2006	$762,500	—	$230,364	$460,658	$2,134,376	$35,820	$36,780	$3,660,498
Chief Operating Officer
Robert D. Marcus	2006	$650,000	—	$124,719	$276,112	$1,218,750	$24,210	$13,360	$2,307,151
Senior Executive Vice President
Michael LaJoie	2006	$444,911	—	$51,953	$230,583	$646,620	$60,090	$12,000	$1,446,157
Executive Vice President and Chief Technology Officer

(1)	Mr. Britt served as Chairman from January 1, 2006 through February 15, 2006, at which time he added the title of President and ceased serving as Chairman.

(2)	Amounts set forth in the Time Warner Stock Awards column represent the value of Time Warner restricted stock and restricted stock unit awards, which represent a contingent right to receive a designated number of shares of Time Warner common stock, par value $.01 per share (“Time Warner Common Stock”), upon completion of the vesting period, recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the average of the high and low sale prices of Time Warner Common Stock on the date of grant. The awards granted in 2006 vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. Each of the named executive officers has a right to receive dividends on their unvested shares of restricted stock and dividend equivalents on unvested Time Warner restricted stock units, if paid.

(3)	Amounts set forth in the Time Warner Option Awards column represent the fair value of stock option awards with respect to Time Warner Common Stock, recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 4 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K. The discussion in our financial statements reflects average assumptions on a combined basis for retirement eligible employees and non-retirement eligible employees. The amounts provided in the table reflect specific assumptions for Mr. Britt, who is retirement-eligible, and for the other named executive officers, who are not retirement eligible. For example, the amounts with respect to awards in 2006 for the named executive officers other than Mr. Britt were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the awards on March 3, 2006 and June 21, 2006, respectively: an expected volatility of 22.15% and 24.00%, respectively, determined using implied volatilities based primarily on publicly-traded Time Warner options; an expected term to exercise of 4.86 years from the date of grant in each case; a risk-free interest rate of 4.61% and 4.90%, respectively; and a dividend yield of 1.1% in each case. Because the retirement provisions of these awards apply to Mr. Britt, different assumptions were used in developing his 2006 grant valuations: an expected volatility of 22.28%; an expected term to exercise of 6.71 years from the date of grant; a risk-free interest rate of 4.63% and a dividend yield of 1.1%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of Time Warner Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected was awarded with tandem stock appreciation rights.

(4)	This amount represents the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Cable Pension Plan, the Time Warner Cable Excess Benefit Pension Plan, the Time Warner Employees’ Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates in these plans, from December 31, 2005 through December 31, 2006. See the Pension Benefits Table and “—Pension Plans” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(5)	The amounts shown in the All Other Compensation column include the following:

(a) Pursuant to the TWC Savings Plan (the “Savings Plan”), a defined contribution plan available generally to our employees, for the 2006 plan year, each of the named executive officers deferred a portion of his annual compensation and we contributed $10,000 as a matching contribution on the amount deferred by each named executive officer.

(b) We maintain a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Hobbs, Marcus and Martin, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally (“GUL insurance”). For 2006, this cash payment was $32,640 for Mr. Britt, $2,520 for Mr. Hobbs, $3,360 for Mr. Marcus and $1,200 for Mr. Martin. Mr. LaJoie elected not to receive a cash payment for life insurance over $50,000 and instead receives group term life insurance and is taxed on the imputed income. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Agreements.”

(c) The amounts of personal benefits shown in this column that aggregate $10,000 or more include: for Mr. Britt, financial services of $6,750 and an automobile allowance of $24,000; and for Mr. Hobbs, financial services of $22,156 and transportation-related benefits of $2,104. Mr. Hobbs’ transportation-related benefits consist of the incremental cost to us of personal use of corporate aircraft (based on fuel, landing, repositioning and catering costs and crew travel expenses). Mr. Hobbs flew, on several occasions, on corporate aircraft for personal reasons when there was available space on a flight that had been requested by others. There is no incremental cost to us for Mr. Hobbs’ use of the aircraft under these circumstances, except for our portion of employment taxes attributable to the income imputed to Mr. Hobbs for tax purposes.

Grants of Plan-Based Awards

The following table presents information with respect to each award in 2006 to each named executive officer of plan-based compensation, including annual cash awards under the TWCIP, long-term cash awards under our LTIP and awards of stock options to purchase Time Warner Common Stock and Time Warner restricted stock units granted by Time Warner under the Time Warner Inc. 2003 Stock Incentive Plan.

GRANTS OF PLAN-BASED AWARDS
DURING 2006

						Time Warner Equity Plan Awards
						All Other	All Other
						Stock	Stock
						Awards:	Awards:		Closing	Grant Date
						Number of	Number of	Exercise or	Market	Fair Value
			Estimated Possible Payouts Under Non-			Shares of	Securities	Base Price	Price on	of Stock
	Grant	Approval	Equity Incentive Plan Awards			Stock or	Underlying	of Option	Date of	and Option
Name	Date	Date(1)	Threshold	Target	Maximum	Units	Options	Awards(2)	Grant	Awards

Glenn A. Britt	(3)		$2,187,500	$4,375,000	$5,587,500
	(4)		730,000	1,460,000	2,920,000
	3/3/2006(5)	1/25/2006					180,950	$17.40	$17.43	$941,591
	3/3/2006(6)	1/25/2006				33,605				$584,727
John K. Martin	(3)		$406,250	$812,500	$1,218,750
	(4)		289,000	578,000	1,156,000
	3/3/2006(5)	1/25/2006					71,400	$17.40	$17.43	$311,425
	3/3/2006(6)	1/25/2006				13,260				$230,724
	6/21/2006(5)	6/21/2006					30,000	$17.23	$17.25	$139,221
Landel C. Hobbs	(3)		$711,459	$1,422,917	$2,134,376
	(4)		484,500	969,000	1,938,000
	3/3/2006(5)	2/22/2006					119,700	$17.40	$17.43	$522,095
	3/3/2006(6)	2/22/2006				22,230				$386,802
Robert D. Marcus	(3)		$406,250	$812,500	$1,218,750
	(4)		289,000	578,000	1,156,000
	3/3/2006(5)	1/25/2006					71,400	$17.40	$17.43	$311,425
	3/3/2006(6)	1/25/2006				13,260				$230,724
	6/21/2006(5)	6/21/2006					25,000	$17.23	$17.25	$116,018
Michael LaJoie	(3)		$215,540	$431,080	$646,620
	(4)		168,300	336,600	673,200
	3/3/2006(5)	1/25/2006					42,000	$17.40	$17.43	$183,191
	3/3/2006(6)	1/25/2006				7,800				$135,720

(1)	The date of approval is the date on which the Time Warner compensation committee reviewed and approved stock-based awards to be made on a selected future date that (a) provided sufficient time for Time Warner and us to prepare communications materials for our employees and (b) was after the issuance of Time Warner’s earnings release for the 2005 fiscal year.

(2)	The exercise price for the awards of stock options under the Time Warner Inc. 2003 Stock Incentive Plan was determined based on the average of the high and low sale prices of Time Warner Common Stock on the date of grant.

(3)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded in 2006 and were paid out in 2007 under the TWCIP. The target payout amount for each named executive officer was established in accordance with the terms of the named executive officer’s employment agreement. Each maximum payout amount reflects 150% of the applicable target payout amount, except for Mr. Britt’s payout, which is subject to a contractual limit. Mr. Britt’s 2006 target bonus has been pro-rated to reflect six months at a target bonus of $3,750,000 and six months at a target bonus of $5,000,000 and related pro-rated threshold and maximum bonus opportunity—Mr. Britt’s new employment agreement was approved by our Board on July 28, 2006 and became effective on August 1, 2006; Mr. Hobbs’ 2006 target bonus has been pro-rated to reflect seven months base salary of $700,000, with a target bonus of 175% of his base salary, and five months base salary of $850,000, with a target bonus of 200% of his base salary—Mr. Hobbs’ new compensation became effective as of August, 1, 2006; and Mr. LaJoie’s 2006 target bonus has been pro-rated to reflect two months base salary of $420,600, with a target bonus of 80% of his base salary, and ten months base salary of $450,000, with a target bonus of 100% of his base salary—Mr. LaJoie’s new compensation became effective as of March 1, 2006.

(4)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded in 2006 and will be paid out in 2009 under our LTIP. The LTIP establishes a potential future cash payout based on a three-year performance cycle. Actual awards can range from 50% to 200% of target—based on actual performance, although no payout will be made for performance below the established minimum threshold for the LTIP. The target payout is 100% of the pre-established cash value. Payout levels under the LTIP for the three-year period starting in 2006 are based on our three-year cumulative OIBDA, as defined in the LTIP, compared to pre-established target levels. See “—Compensation Discussion and Analysis.” Results will be interpolated based on the percentage of the target achieved. Typically, payouts, if any, under the LTIP will be made during the first quarter of each year following the completion of a three-year performance period. In the event of a participant’s death, disability, retirement or job elimination, the participant (or the participant’s estate) receives a pro-rated payment at the end of the applicable three-year performance period.

(5)	Reflects awards of stock options to purchase Time Warner Common Stock under the Time Warner Inc. 2003 Stock Incentive Plan. See footnote (3) in the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock options in accordance with FAS 123R. Estimates of forfeitures related to service-related vesting conditions are disregarded in computing the value shown in this column.

(6)	Reflects awards of restricted stock units with respect to Time Warner Common Stock under the Time Warner Inc. 2003 Stock Incentive Plan. See footnote (2) in the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock awards in accordance with FAS 123R. Estimates of forfeitures related to service-based vesting conditions are disregarded in computing the value shown in this column.

Employment Agreements

The following is a description of the material terms of the compensation provided to our named executive officers during the term of their employment pursuant to employment agreements between us or TWE, and each executive. See “—Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to our named executive officers in connection with a termination of their employment or a change in control of us.

Glenn A. Britt.  We entered into an employment agreement with Mr. Britt, effective as of August 1, 2006, which provides that Mr. Britt will serve as our Chief Executive Officer through December 31, 2009, subject to earlier termination as provided in the agreement. Mr. Britt’s agreement is automatically extended for consecutive one-month periods, unless terminated by either party upon 60 days’ notice, and terminates automatically on the date Mr. Britt becomes eligible for normal retirement at age 65. The agreement provides Mr. Britt with a minimum annual base salary of $1 million and an annual discretionary target bonus of $5 million, which will vary subject to Mr. Britt’s and our performance from a minimum of $0 up to a maximum of $6,675,000. In addition, the agreement provides that, beginning in 2007, for each year of the agreement, we will provide Mr. Britt with long-term incentive compensation with a target value of approximately $6,000,000 (based on a valuation method established by us), which may be in the form of stock options, restricted stock units, other equity-based awards, cash or other components, or any combination of such forms, as may be determined by our Board of Directors or, if delegated by the Board, the Compensation Committee, in its sole discretion. Mr. Britt participates in the benefit plans and programs available to our other senior executive officers, including $50,000 of group life insurance. Mr. Britt also receives an annual payment equal to two times the premium cost of $4 million of life insurance as determined under our GUL insurance program.

John K. Martin.  We entered into an employment agreement with Mr. Martin, effective as of August 8, 2005, which provides that Mr. Martin will serve as our Executive Vice President and Chief Financial Officer through August 8, 2008, subject to earlier termination as provided in the agreement. Mr. Martin’s agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Martin upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Martin with a minimum annual base salary of $650,000 (which was increased to $700,000 by the New Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased to 150% as of January 1, 2007), subject to Mr. Martin’s and our performance, a one-time grant of options to purchase 30,000 shares of Time Warner Common Stock, a discretionary long-term incentive compensation award for 2006 with a target value of $1,300,000 subject to Mr. Martin’s and our performance, and participation in our benefit plans and programs, including life insurance.

Landel C. Hobbs.  We entered into an employment agreement with Mr. Hobbs, effective as of August 1, 2005, which provides that Mr. Hobbs will serve as our Chief Operating Officer through July 31, 2008, subject to earlier termination as provided in the agreement. Mr. Hobbs’ agreement is automatically extended for consecutive one month periods, unless terminated by Mr. Hobbs upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Hobbs with a minimum annual base salary of $700,000 (which was increased to $850,000 by the New Compensation Committee as of August 1, 2006), an annual discretionary target bonus of 175% of his base salary (which was increased to 200% as of August 1, 2006), subject to Mr. Hobbs’ and our performance, eligibility for annual grants of stock options, awards under our long-term incentive plan and participation in our benefit plans and programs, including life insurance.

Robert D. Marcus.  We entered into an employment agreement with Mr. Marcus, effective as of August 15, 2005, which provides that Mr. Marcus will serve as our Senior Executive Vice President through August 15, 2008, subject to earlier termination as provided in the agreement. Mr. Marcus’ agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Marcus upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Marcus with a minimum annual base salary of $650,000 (which was increased to $700,000 by the New Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased to 150% as of January 1, 2007), subject to Mr. Marcus’ and our performance, a one-time grant of options to purchase 25,000 shares of Time Warner Common Stock, a discretionary annual equity and other long-term incentive compensation award with a minimum target value of $1,300,000, subject to Mr. Marcus’ and our performance, and participation in our benefit plans and programs, including $50,000 of group life insurance. Mr. Marcus also receives an annual payment equal to two times the premium cost of $2 million of life insurance as determined under our GUL insurance program.

Michael LaJoie.  Mr. LaJoie’s employment agreement was renewed and amended, effective as of January 1, 2006, and provides that Mr. LaJoie will serve as our Executive Vice President and Chief Technology Officer through December 31, 2008, subject to earlier termination as provided in the agreement. Our failure upon the expiration of the agreement to offer Mr. LaJoie a renewal agreement with terms substantially similar to those of his current agreement is considered a termination without cause. The agreement provides for a minimum annual base salary of $420,600 (which was increased to $480,000 by the New Compensation Committee as of January 1, 2007) and an annual discretionary target bonus of 80% of his base salary (which was increased to 100% as of March 1, 2006), subject to Mr. LaJoie’s and our performance, and participation in our benefit plans.

Outstanding Equity Awards

The following table provides information about each of the outstanding awards of options to purchase Time Warner Common Stock and the aggregate Time Warner restricted stock and restricted stock units held by each named executive officer as of December 31, 2006. As of December 31, 2006, none of the named executive officers held equity awards based on our securities or performance-based awards under any equity incentive plan of either ours or Time Warner.

OUTSTANDING TIME WARNER EQUITY AWARDS AT
DECEMBER 31, 2006

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Time Warner	Time Warner			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Time Warner	Time Warner
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Option Grant	Exercisable(1)	Unexercisable(2)	Price	Date	Vested(3)(4)	Vested(5)

Glenn A. Britt						129,346	$2,817,156
	3/19/1997	10,420	—	$14.52	3/18/2007
	3/18/1998	62,550	—	$24.02	3/17/2008
	3/17/1999	56,250	—	$46.10	3/16/2009
	3/15/2000	93,750	—	$57.79	3/14/2010
	1/18/2001	112,500	—	$48.96	1/17/2011
	2/27/2001	264,932	—	$45.31	2/26/2011
	4/6/2001	3,927	—	$38.56	4/5/2011
	4/17/2001	38,333	—	$44.16	4/16/2011
	8/24/2001	637,500	—	$40.95	8/23/2011
	2/15/2002	100,000	—	$26.65	2/14/2012
	2/14/2003	183,750	61,250	$10.32	2/13/2013
	2/13/2004	112,500	112,500	$17.28	2/12/2014
	2/18/2005	58,750	176,250	$17.97	2/17/2015
	3/3/2006	—	180,950	$17.40	3/2/2016
John K. Martin						26,093	$568,306
	2/5/2002	70,000	—	$24.38	2/4/2012
	2/14/2003	15,000	15,000	$10.32	2/13/2013
	2/13/2004	32,500	32,500	$17.28	2/12/2014
	2/18/2005	12,250	36,750	$17.97	2/17/2015
	3/3/2006	—	71,400	$17.40	3/2/2016
	6/21/2006	—	30,000	$17.23	6/20/2016
Landel C. Hobbs						55,099	$1,200,056
	3/18/1998	18,000	—	$24.02	3/17/2008
	3/17/1999	18,000	—	$46.10	3/16/2009
	3/15/2000	22,500	—	$57.79	3/14/2010
	10/4/2000	75,000	—	$55.56	10/3/2010
	1/18/2001	225,000	—	$48.96	1/17/2011
	9/27/2001	200,000	—	$31.62	9/26/2011
	2/14/2003	—	30,625	$10.32	2/13/2013
	2/13/2004	75,000	75,000	$17.28	2/12/2014
	2/18/2005	24,000	72,000	$17.97	2/17/2015
	3/3/2006	—	119,700	$17.40	3/2/2016

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Time Warner	Time Warner			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Time Warner	Time Warner
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Option Grant	Exercisable(1)	Unexercisable(2)	Price	Date	Vested(3)(4)	Vested(5)

Robert D. Marcus						27,926	$608,228
	1/28/1998	15,000	—	$21.22	1/27/2008
	3/18/1998	30,000	—	$24.02	3/17/2008
	3/17/1999	30,000	—	$46.10	3/16/2009
	3/15/2000	52,500	—	$57.79	3/14/2010
	1/18/2001	300,000	—	$48.96	1/17/2011
	4/6/2001	2,081	—	$38.56	4/5/2011
	2/15/2002	125,938	—	$26.65	2/14/2012
	2/14/2003	6,250	18,750	$10.32	2/13/2013
	2/13/2004	37,500	37,500	$17.28	2/12/2014
	2/18/2005	14,000	42,000	$17.97	2/17/2015
	3/3/2006	—	71,400	$17.40	3/2/2016
	6/21/2006	—	25,000	$17.23	6/20/2016
Michael LaJoie						14,419	$314,046
	3/18/1998	7,400	—	$24.02	3/17/2008
	3/17/1999	7,125	—	$46.10	3/16/2009
	3/15/2000	7,125	—	$57.79	3/14/2010
	1/18/2001	14,250	—	$48.96	1/17/2011
	2/27/2001	32,124	—	$45.31	2/26/2011
	2/15/2002	30,000	—	$26.65	2/14/2012
	2/14/2003	—	15,750	$10.32	2/13/2013
	2/13/2004	—	40,000	$17.28	2/12/2014
	2/18/2005	13,500	40,500	$17.97	2/17/2015
	3/3/2006	—	42,000	$17.40	3/2/2016

(1)	This column presents the number of shares of Time Warner Common Stock underlying exercisable options that have not been exercised at December 31, 2006.

(2)	This column presents the number of shares of Time Warner Common Stock underlying unexercisable and unexercised options at December 31, 2006. These options become exercisable in installments of 25% on the first four anniversaries of the date of grant.

(3)	This column presents the number of shares of Time Warner Common Stock represented by unvested restricted stock awards and restricted stock unit awards at December 31, 2006.

(4)	The awards of Time Warner restricted stock vest equally on each of the second, third and fourth anniversaries of the date of grant except for 70,000 of Mr. Britt’s shares of Time Warner restricted stock that vest equally on each of the third and fourth anniversaries of the date of grant, and the awards of restricted stock units vest equally on each of the third and fourth anniversaries of the date of grant, in each case, subject to continued employment.

(5)	Calculated using the NYSE closing price of $21.78 per share of Time Warner Common Stock on December 29, 2006.

Option Exercises and Stock Vesting in 2006

The following table sets forth as to each of the named executive officers information on exercises of Time Warner stock options and the vesting of restricted stock during 2006, including: (i) the number of shares of Time Warner Common Stock underlying options exercised during 2006; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Time Warner Common Stock received from the vesting of awards of Time Warner restricted stock during 2006; and (iv) the dollar value realized upon such vesting (based on the stock price of Time Warner Common Stock on February 14, 2006, the vesting date). No Time Warner restricted stock units vested during 2006.

OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise(1)	Vesting(2)	Vesting(3)

Glenn A. Britt	77,150	$270,504	25,896	$470,271
John K. Martin	—	—	—	—
Landel C. Hobbs	91,875	$721,831	12,945	$235,081
Robert D. Marcus	50,000	$542,815	—	—
Michael LaJoie	65,750	$257,882	6,657	$120,891

(1)	Calculated using the difference between the sale price per share of Time Warner Common Stock and the option exercise price.

(2)	The awards of Time Warner restricted stock that vested in 2006 were awarded on February 14, 2003 and vest in installments of one-third on the second, third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock (unless a section 83(b) election was made at the time of the grant) generally may be made in cash or by having full shares of Time Warner Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividends on unvested awards of restricted stock and dividend equivalents on awards of restricted stock units, if regular cash dividends are paid on the outstanding shares of Time Warner Common Stock. The holders have the right to vote unvested shares of Time Warner restricted stock on matters presented to Time Warner stockholders, but do not have any right to vote on such matters in connection with restricted stock units.

(3)	Calculated using the average of the high and low sale prices of Time Warner Common Stock, which was $18.16 per share, on February 14, 2006, the vesting date.

Pension Plans

Our Pension Plans

Each of the named executive officers currently participates in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a non-qualified defined benefit pension plan (collectively, the “TWC Pension Plans”), which are sponsored by us. Mr. Britt was a participant in pension plans sponsored by Time Warner until March 31, 2003, when he commenced participation in the Time Warner Cable Pension Plan. Each of Messrs. Martin, Hobbs, Marcus and LaJoie ceased participation in the TW Pension Plans (as defined below) on August 7, 2005, October 15, 2001, August 14, 2005 and July 31, 1995, respectively, when their respective participation in the Time Warner Cable Pension Plan commenced.

The Excess Benefit Plan is designed to provide supplemental payments to highly compensated employees in an amount equal to the difference between the benefits payable to an employee under the tax-qualified Time Warner Cable Pension Plan and the amount the employee would have received under that plan if the limitations under the tax laws relating to the amount of benefit that may be paid and compensation that may be taken into account in calculating a pension payment were not in effect. In determining the amount of excess benefit pension payment, the Excess Benefit Plan takes into account compensation earned up to $350,000 per year (including any deferred bonus). The pension benefit under the Excess Benefit Plan is payable under the same options as are available under the Time Warner Cable Pension Plan.

Benefit payments are calculated using the highest consecutive five-year average annual compensation, which is referred to as “average compensation.” Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance paid in a lump sum. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•	1.25% of the portion of average compensation which does not exceed the average of the social security taxable wage base ending in the year the employee reaches the social security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation which exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

In addition, in determining the benefits under the TWC Pension Plans, special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and of various participants in the TWC Pension Plans prior to January 1, 1994. Reduced benefits are available before age 65 and in other optional forms of benefits payouts. Amounts calculated under the pension formula that exceed Tax Code limits are payable under the Excess Benefit Plan.

For vesting purposes under the TWC Pension Plans, each of Messrs. Britt, Martin, Marcus and LaJoie is credited with service under the TW Pension Plans and is therefore fully vested. Mr. Hobbs is also fully vested in his benefits under the TWC Pension Plans, based on past service with TWE and its affiliates.

Time Warner Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”). Messrs. Britt, Martin, Marcus and LaJoie have ceased to be active participants in the TW Pension Plans described below and commenced participation in the TWC Pension Plans described above. Each of them is entitled to benefits under the TW Pension Plans in addition to the TWC Pension Plans.

Under the Amended TW Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the TW Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Tax Code). Eligible employees become vested in all benefits under the TW Pension Plans on the earlier of five years of service or certain other events.

Under the Old TW Pension Plan, a participant accrues benefits on the basis of 1.67% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 0.50% for each year of service over 30. Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under the Old TW Pension Plan and

the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. This provision could apply to Messrs. Martin and Marcus with respect to their benefits under the TW Plans. Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. This provision could apply to Mr. Britt. An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old TW Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the TW Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”). The TW Excess Plan provides for payments by Time Warner of certain amounts which eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the TW Pension Plans on December 31, 1977.

Set forth in the table below is each named executive officer’s years of credited service and present value of his accumulated benefit under each of the pension plans pursuant to which he would be entitled to a retirement benefit computed as of December 31, 2006, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the year ended December 31, 2006. The estimated amounts are based on the assumption that payments under the TWC Pension Plans and the TW Pension Plans will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the TWC Pension Plans and the TW Pension Plans will continue in force in their present forms, that the maximum annual covered compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed

ERISA limits will be paid under the Excess Benefit Plan or the TW Excess Plan, as the case may be, from our or Time Warner’s assets, respectively, and are included in the present values shown in the table.

PENSION BENEFITS

		Number of
		Years	Present Value of
		Credited	Accumulated	Payments
Name	Plan Name	Service(1)	Benefit(2)	During 2006

Glenn A. Britt(3)	Old TW Pension Plan	30.7	$1,168,060(4)	—
	TW Excess Plan	30.7	$791,710	—
	Time Warner Cable Pension Plan	3.8	$84,860	—
	Time Warner Cable Excess Benefit Plan	3.8	$65,320	—

	Total	34.5	$2,109,950

John K. Martin	Amended TW Pension Plan	10.6	$99,650	—
	TW Excess Plan	10.6	$69,700	—
	Time Warner Cable Pension Plan	1.4	$10,460	—
	Time Warner Cable Excess Benefit Plan	1.4	$7,320	—

	Total	12.0	$187,130

Landel C. Hobbs	Time Warner Cable Pension Plan	5.8	$59,960	—
	Time Warner Cable Excess Benefit Plan	5.8	$46,490	—

	Total	5.8	$106,450

Robert D. Marcus	Amended TW Pension Plan	7.7	$85,810	—
	TW Excess Plan	7.7	$66,660	—
	Time Warner Cable Pension Plan	1.4	$12,430	—
	Time Warner Cable Excess Benefit Plan	1.4	$9,670	—

	Total	9.1	$174,570

Michael LaJoie	Amended TW Pension Plan	1.6	$33,290	—
	TW Excess Plan	1.6	$25,380	—
	Time Warner Cable Pension Plan	11.4	$188,080	—
	Time Warner Cable Excess Benefit Plan	11.4	$143,670	—

	Total	13.0	$390,420

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2006 for the purpose of determining benefit service under the applicable pension plan.
(2)	The present value of accumulated benefits as of December 31, 2006 were calculated using a 6.00% interest rate and the RP2000 mortality table (projected to 2020 with no collar adjustment for the TWC Pension Plans and white collar adjustment for all other plans). All benefits are payable at the earliest retirement age at which unreduced benefits are payable (which is age 65 under the TWC Pension Plans, age 62 under the TW Pension Plans in the case of Messrs. Martin and Marcus, and age 60 under the TW Pension Plans in the case of Mr. Britt) as a life annuity, except for Mr. Britt’s benefits under the TW Pension Plans, which are assumed payable as a lump sum determined using a GATT mortality and a 4.69% discount rate as of December 31, 2006. No preretirement turnover is reflected in the calculations.
(3)	Under Mr. Britt’s employment agreement, in the event that the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the TW Pension Plans for his entire tenure, we will provide him or his survivors, if applicable, with the financial equivalent of the difference between the two benefits. See “— Employment Arrangements” for more information.
(4)	Because of certain grandfathering provisions under the TW Pension Plans, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit. The amount shown in the table is greater than the estimated annual benefit payable under the Amended TW Pension Plan and the TW Excess Plan.

Nonqualified Deferred Compensation

Prior to 2003, TWE’s unfunded deferred compensation plan generally permitted employees whose annual cash compensation exceeded a designated threshold (including certain named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date at which a lump-sum or installment distribution will be made. During the deferral period, the participant selects the crediting rate applied to the deferred amount from the array of third party investment vehicles then offered under the TWC Savings Plan and may change that selection quarterly. Since March 2003, deferrals may no longer be made under the deferred compensation plan but amounts previously credited under the deferred compensation plan continue to track the available crediting rate elections. Certain named executive officers also participated in the Time Warner Inc. Deferred Compensation Plan prior to being employed by us. The terms of the Time Warner plan are substantially the same, except that employees of Time Warner may still make deferrals under the plan. While these executives may no longer make deferrals under these plans, during the deferral period, they may select the crediting rate applied to the deferred amount similarly to accounts maintained under TWE’s plan.

During his employment with Turner Broadcasting System, Inc., prior to his employment by us, Mr. Hobbs deferred a portion of his compensation under the Turner Broadcasting System, Inc. Supplemental Benefit Plan, a nonqualified defined contribution plan, and received matching contributions. While he may no longer make deferrals under this plan, he may maintain his existing account and select among several crediting rates, similar to those available under the Time Warner Savings Plan, to be applied to the balance maintained in a rabbi trust on his behalf.

In addition, prior to 2002, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate special deferred compensation account maintained in a grantor trust. The accounts maintained in the grantor trust are invested by a third party investment manager and the accrued amount will be paid to Mr. Britt following termination of employment in accordance with the terms of the deferred compensation arrangements. In general, except as otherwise described under “Potential Payments Upon Termination or Change in Control,” payments under Mr. Britt’s special deferred compensation account commence following the later of December 31, 2009 and the date Mr. Britt ceases to be our employee and leaves our payroll, for any reason. The payment is made either on the first regular payroll date to occur after such date or, if Mr. Britt is named in our most recent proxy statement, then in January of the year following the year of the event. There is no guaranteed rate of return on accounts maintained under any of these deferred compensation arrangements.

Set forth in the table below is information about the earnings, if any, credited to the accounts maintained by the named executive officers under these arrangements and any withdrawal or distributions therefrom during 2006 and the balance in the account on December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION FOR 2006

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2006	in 2006	in 2006(4)	Distributions	2006

Glenn A. Britt(1)	—	—	$454,343	—	$3,381,834
John K. Martin	—	—	—	—	—
Landel C. Hobbs(2)	—	—	$35,169	—	$262,139
Robert D. Marcus(3)	—	—	$84,133	—	$1,542,544
Michael LaJoie	—	—	—	—	—

(1)	The amounts reported for Mr. Britt consist of the aggregate earnings and the aggregate year-end balance credited to his nonqualified deferred compensation under the Time Warner Excess Profit Sharing Plan, which is now maintained under the Time Warner Entertainment Deferred Compensation Plan ($79,585) and his individual deferred compensation account provided under the terms of his employment agreement ($3,302,249).
(2)	The amounts reported for Mr. Hobbs reflect the aggregate earnings/net loss, as the case may be, and the year-end balance credited to his account in the Turner Broadcasting System, Inc. Supplemental Benefit Plan.

(3)	The amounts reported for Mr. Marcus reflect the aggregate earnings/net loss, as the case may be, and the year-end balance credited to his nonqualified deferred compensation under the Time Warner Deferred Compensation Plan.

(4)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2006 in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers in connection with a termination of employment or a change in control of our company under the executive’s employment agreement and our other compensation plans and programs. In determining the benefits payable upon certain terminations of employment, we have assumed in all cases that (i) the executive’s employment terminates on December 31, 2006, (ii) he does not become employed by a new employer or return to work for us and (iii) we continue to be a consolidated subsidiary of Time Warner during the time that the executive remains on our payroll following termination of employment.

Glenn A. Britt

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Britt including failure to perform material duties; misappropriation, embezzlement or destruction of our property; material breach of duty of loyalty to us having a significant adverse financial impact; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the employment agreement; our or a successor’s failure to offer Mr. Britt the CEO position after a merger, sale, joint venture or other combination of assets with another entity in the cable business; Mr. Britt not being employed as our CEO with authority, functions, duties and powers consistent with that position; Mr. Britt not reporting to the Board; and Mr. Britt’s principal place of employment being anywhere other than the greater Stamford, Connecticut or New York, New York areas.

In the event of a “termination without cause,” Mr. Britt is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Britt has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	any unpaid bonus for the year before the year in which termination of employment occurs, to the extent the bonus amount has been determined or, if not determined, it will be deemed to be his average annual bonus;

•	any accrued but unpaid long-term compensation;

•	until the later of December 31, 2009 or 24 months after termination (and Mr. Britt will remain on our payroll during this period), continued payment by us of Mr. Britt’s base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Britt’s termination), his average annual bonus, the continuation of his benefits, including pension, automobile allowance and financial services benefits but not including any additional stock-based awards, unless Mr. Britt dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	office space, secretarial services, office facilities, services and furnishings reasonably appropriate to an employee of Mr. Britt’s position and responsibilities prior to termination, but taking into account his reduced need for such space, services, facilities and furnishings. We will provide these benefits for no charge for up to 12 months after termination. These benefits will cease if Mr. Britt commences full-time employment with another employer;

•	all stock options granted to Mr. Britt by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Britt is on our payroll;

•	unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Britt by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Britt leaves our payroll and (b) that are vested will remain exercisable for three years after Mr. Britt leaves our payroll (but not beyond the original term of the options);

•	if the date Mr. Britt leaves our payroll because of a “termination without cause” occurs before a change in control transaction (as described below) and Mr. Britt forfeits any restricted stock grants because of such termination, then, as of the date that Mr. Britt leaves our payroll, Mr. Britt will receive a cash payment equal to the value of any forfeited restricted stock based on the fair market value of the stock as of the date of termination; and

•	unless otherwise elected by Mr. Britt, his special deferred compensation account will be distributed in installments over 10 years following the later of December 31, 2009 and the date he leaves our payroll.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Britt’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Britt does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. Britt is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction. Also, if, following a “termination without cause,” Mr. Britt obtains other employment (other than with a non-profit organization or government entity), he is required to pay over to us the total cash salary and bonus (but not any equity-based compensation or similar benefit) payable to him by a new employer for services provided until December 31, 2009 to the extent of the amounts we have paid him that are in excess of any severance to which he would be entitled from us under our standard severance policies. Mr. Britt must pay us these amounts when he receives them from his new employer. The payments may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all Time Warner stock options granted to Mr. Britt on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Britt’s employment was terminated without cause on the date of closing of the transaction. If this section applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not apply. Also, if Mr. Britt forfeits any restricted stock grants because of such transaction, then he will receive a cash payment equal to the value of the forfeited stock based on the value of the stock as of the date of the close of the transaction. Payments or benefits may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code.

Disability.  Under his employment agreement, Mr. Britt is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus, described above). In addition, through the later of December 31, 2009 or 12 months following the date the disability occurs, Mr. Britt will remain on our payroll, and we will pay Mr. Britt disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Britt during this payment period from Workers’ Compensation, Social Security and our disability insurance policies. Mr. Britt’s special deferred compensation account will be distributed in installments over 10 years following the date he leaves our payroll.

Retirement.  No benefits or payments provided above in connection with a termination without cause or due to disability shall be payable after Mr. Britt’s normal retirement date at age 65. Under his employment agreement and a separate agreement with Time Warner, Mr. Britt is entitled to certain payments and benefits when he retires. Under these arrangements, to the extent the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the defined benefit pension plans offered by Time Warner instead of our defined benefit pension plans, then we will provide Mr. Britt with the financial equivalent of the more generous benefits. In addition, Time Warner has agreed to ensure that Mr. Britt receives the equivalent of the benefits he would have received under Time Warner’s retiree medical program if he had retired from Time Warner on the same terms and conditions as senior corporate executives of Time Warner upon retirement. This commitment is conditioned on Mr. Britt’s retiring pursuant to his employment agreement.

Death.  Under his employment agreement, if Mr. Britt dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Britt’s estate or designated beneficiary is entitled to receive: (i) Mr. Britt’s salary to the last day of the month in which his death occurs, (ii) any unpaid bonus for the year prior to his death (if not previously determined, then based on his average annual bonus) and (iii) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but prorated according to the number of whole or partial months Mr. Britt was employed by us in the calendar year. Mr. Britt’s special deferred compensation account will be distributed in a lump sum within 75 days following his death.

For Cause.  Under Mr. Britt’s employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Britt other than (i) to pay his base salary through the effective date of termination, (ii) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) to satisfy any rights Mr. Britt has pursuant to any insurance or other benefit plans or arrangements. Mr. Britt’s special deferred compensation account will be valued as of the later of December 31, 2009 and 12 months after termination of employment, and distributed in a lump sum within 75 days of such valuation date.

See “—Pension Plans” for a description of Mr. Britt’s entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Britt’s entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Britt’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to hire certain of our employees for one year following termination of employment for cause, without cause, or due to retirement at age 65; and (3) not to compete with our business during his employment and until the latest of December 31, 2009, the date Mr. Britt leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause, without cause, or due to retirement at age 65.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common

Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Britt under his contract are estimated to be as follows:

					Group
	Base	Annual	Pro		Benefit		Stock-
	Salary	Bonus	Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$3,000,000	$15,000,000	$5,000,000	$2,924,835	$103,568	$52,500	$5,489,405	$515,456
Change in Control	—	—	—	$2,438,168	—	—	$5,489,405	—
Retirement	—	—	$5,000,000	$2,438,168	(6)	—	$5,489,405	—
Disability	$2,250,000	$11,250,000	$5,000,000	$2,924,835	$103,568	—	$5,489,405	$447,456
Death	—	—	$5,000,000	$2,438,168	—	—	$5,489,405	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable (including treatment as a retirement under the LTIP, as applicable).

(2)	Includes $30,388 to cover the estimated cost of continued health, life and disability insurance for three years, $43,180 for medical subsidy under the Time Warner Inc. Retiree Medical Plan for three years, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for three years. After three years, Mr. Britt would continue to receive the medical subsidy under the Time Warner Inc. Retiree Medical Plan, which, based on current plan rates, would be an amount equal to $14,393 per year before the age of 65 and $4,040 per year after turning 65 years old.

(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes car allowance of $24,000 annually for three years, financial planning reimbursement of up to $100,000 annually for three years, payments of $25,152 annually for three years corresponding to two times the premium cost of $4,000,000 of life insurance coverage under our GUL insurance program, and, other than in the case of disability, office space and secretarial support for one year after termination at a cost of $68,000.

(6)	Upon retirement, Mr. Britt would be entitled to receive the medical subsidy under the Time Warner Inc. Retiree Medical Plan, which, based on current plan rates, would be an amount equal to $14,393 per year before age 65 and $4,040 per year after turning 65 years old.

John K. Martin

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Martin is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Martin including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Martin not being employed as our Executive Vice President and Chief Financial Officer with authority, functions, duties and powers consistent with that position; Mr. Martin not reporting to the CEO; and Mr. Martin’s principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of our principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Martin is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest regular annual bonuses paid in the prior five years, except that if Mr. Martin has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	until the later of August 8, 2008 or 24 months after termination (and Mr. Martin will remain on our payroll during this period), continued payment by us of Mr. Martin’s base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Martin’s termination), his average annual bonus, and the continuation of his benefits, including pension but not including any additional stock-based awards, unless Mr. Martin dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Martin is on our payroll; and

•	unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Martin leaves our payroll and (b) that are vested will remain exercisable for three years after Mr. Martin leaves our payroll (but not beyond the original term of the options).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Martin’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Martin does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance.

Change in Control.  Under his employment agreement, Mr. Martin is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin on or after January 10, 2000 (a) that would have vested on or before December 31, 2008 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Martin’s employment was terminated without cause on the date of closing of the transaction. If this section applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not apply.

Disability.  Under his employment agreement, Mr. Martin is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of August 8, 2008 or 12 months following the date the disability occurs, Mr. Martin will remain on our payroll, and we will pay Mr. Martin disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Martin during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Martin dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Martin’s estate or designated beneficiary is entitled to receive: (a) Mr. Martin’s salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Martin was employed by us in the calendar year.

For Cause.  Under Mr. Martin’s employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Martin other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Martin has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Martin’s entitlements under our pension plans and Time Warner’s pension plans.

Certain Restrictive Covenants.  Mr. Martin’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to hire certain of our employees for one year following termination of employment for cause or without cause; and (3) not to compete with our business during his employment and until the latest of August 8, 2008, the date Mr. Martin leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Martin under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Pension	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,300,000	$1,587,119	$793,560	$578,000	$77,807	$45,030	$775,862	$52,232
Change in Control	—	—	—	$192,667	—	—	$775,862	—
Disability	$771,859	$942,332	$793,560	$497,723	$77,807	—	$1,475,706	$52,232
Death	—	—	$793,560	$192,667	—	—	$1,475,706	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $57,807 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for two years.

(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of the Company results in the Company’s financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $1,475,706. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $25,000 annually for two years and payments of $2,232 in the aggregate corresponding to two times the premium cost of $1,000,000 of life insurance coverage under our GUL insurance program.

Landel C. Hobbs

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Hobbs is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Hobbs including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Hobbs not being employed as our COO with authority, functions, duties and powers consistent with that position; Mr. Hobbs not reporting to the CEO; and Mr. Hobbs’ principal place of employment being anywhere other than Stamford, Connecticut or New York, New York.

In the event of a “termination without cause,” Mr. Hobbs is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Hobbs has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus; and

•	until the later of July 31, 2008 or 24 months after termination (and Mr. Hobbs will remain on our payroll during this period), continued payment by us of Mr. Hobbs’ base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Hobbs’ termination), his average annual bonus, and the continuation of his benefits, including pension, but not including any additional stock-based awards, unless Mr. Hobbs dies during such period, in which case these benefits will be replaced with the death benefits described below.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Hobbs’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Hobbs does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. Hobbs is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, Mr. Hobbs is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of July 31, 2008 or 12 months following the date the disability occurs, Mr. Hobbs will remain on our payroll, and we will pay Mr. Hobbs disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than additional equity-based plans) and to receive his other benefits (including financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Hobbs during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Hobbs dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Hobbs’ estate or designated beneficiary is entitled to receive: (a) Mr. Hobbs’ salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Hobbs was employed by us in the calendar year.

For Cause.  Under Mr. Hobbs’ employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Hobbs other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Hobbs has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Hobbs’ entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Hobbs’ entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Hobbs’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of our confidential matters, (b) not to hire certain of our employees for one year following termination of employment for cause or without cause; and (c) not to compete with our business during his employment and until the latest of July 31, 2008, the date Mr. Hobbs leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Hobbs under his contract are estimated to be as follows:

		Annual			Group Benefit		Stock-
	Base Salary	Bonus	Pro Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,700,000	$2,023,270	$1,011,635	$1,567,400	$77,807	$36,400	$1,631,573	$84,176
Change in Control	—	—	—	$721,933	—	—	$406,653	—
Disability	$1,009,354	$1,201,291	$1,011,635	$1,432,817	$77,807	—	$2,687,125	$84,176
Death	—	—	$1,011,635	$721,933	—	—	$2,687,125	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $57,807 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated Savings Plan (401(K)) company contributions of $10,000 per year for two years.

(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of the Company results in the Company’s financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $2,687,125. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $40,000 annually and payments of $4,176 in the aggregate, corresponding to two times the premium cost of $1,500,000 of life insurance coverage under our GUL insurance program.

Robert D. Marcus

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Marcus including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, nonsolicitation of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Marcus not being employed as our Senior Executive Vice President with authority, functions, duties and powers consistent with that position; Mr. Marcus not reporting to the CEO; and Mr. Marcus’ principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of our principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Marcus is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest regular annual bonuses paid in the prior five years, except that if Mr. Marcus has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	until the later of August 15, 2008 or 24 months after termination (and Mr. Marcus will remain on our payroll during this period), continued payment by us of Mr. Marcus’ base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Marcus’ termination), his average annual bonus, and the continuation of his benefits, including pension and financial services benefits but not including any additional stock-based awards, unless Mr. Marcus dies during such period, in which case these benefits will be replaced with the death benefits described below; and

•	unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, all stock options granted to Mr. Marcus by Time Warner or us on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Marcus leaves our payroll and will remain exercisable for three years after Mr. Marcus leaves our payroll (but not beyond the original term of the options), (b) any unvested awards of Time Warner or our restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Marcus’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Marcus does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. The payments may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, all stock options granted to Mr. Marcus by Time Warner or us on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and will remain exercisable for three years (but not beyond the original term of the options), (b) any unvested awards of Time Warner or our restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Disability.  Under his employment agreement, Mr. Marcus is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of August 15, 2008 or 24 months following the date the disability occurs, Mr. Marcus will remain on our payroll, and we will pay Mr. Marcus disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Marcus during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Marcus dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Marcus’ estate or designated beneficiary is entitled to receive: (a) Mr. Marcus’ salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Marcus was employed by us in the calendar year.

For Cause.  Under his employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Marcus other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Marcus has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Marcus’ entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Marcus’ entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Marcus’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of our confidential matters, (b) not to solicit certain of our employees for one year following termination of employment for cause or without cause; and (c) not to compete with our business during his employment and until the latest of August 15, 2008, the date Mr. Marcus leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Marcus under his contract are estimated to be as follows:

					Group
	Base	Annual			Benefit		Stock-
	Salary	Bonus	Pro Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,300,000	$1,716,919	$858,460	$578,000	$78,299	$31,160	$863,259	$55,184
Change in Control	—	—	—	$192,667	—	—	$863,259	—
Disability	$975,000	$1,287,689	$858,460	$578,000	$78,299	—	$1,578,355	$55,184
Death	—	—	$858,460	$192,667	—	—	$1,578,355	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $58,299 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for two years.

(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted Stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of the Company results in the Company’s financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $1,578,355. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $25,000 annually and an annual payment of $2,592 for two years corresponding to two times the premium cost of $2,000,000 of life insurance coverage under our GUL insurance program.

Michael L. LaJoie

Termination without Cause.  Under his employment agreement, Mr. LaJoie is entitled to certain payments and benefits upon our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means a felony conviction; willful refusal to perform his obligations; material breach of specified covenants, including restrictive covenants relating to confidentiality, noncompetition and nonsolicitation; or willful misconduct that has a substantial adverse effect on us. A material breach includes Mr. LaJoie not being employed as our Executive Vice President and Chief Technology Officer, with authority, functions, duties and powers consistent with that position, or certain changes in Mr. LaJoie’s reporting line. If we terminate Mr. LaJoie’s employment without cause, if we fail to renew his agreement or if Mr. LaJoie terminates his employment due to our material breach of his agreement, he will receive the benefits due under any of our benefit plans, and he may elect to either:

•	receive a lump sum amount equivalent to 30 months of his annual base salary plus the greater of (a) the average of his two most recent annual bonuses (except that if Mr. LaJoie has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus), multiplied by 2.5 or (b) his then applicable annual target bonus, multiplied by 2.5; or

•	be placed on a leave of absence as an inactive employee for up to 30 months during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses (subject to the same exception as noted in the parenthetical in the preceding bullet) and (b) his then applicable annual target bonus; and while on leave he will continue to receive employee benefits (other than stock-based awards).

Mr. LaJoie will also be entitled to executive level outplacement services for up to one year following his termination of employment.

Retirement Option.  Under Mr. LaJoie’s employment agreement, because Mr. LaJoie has worked for us at the senior executive level for more than five years, if he is employed by us when he is 55 years of age, he may elect a retirement option. Mr. La Joie is not currently eligible to receive this benefit. The retirement option would require Mr. LaJoie to remain actively employed by us for a transition period of six months to one year following this election, during which he will continue to receive his current annual salary and bonus (calculated in the same manner as bonus is computed above for severance purposes). Following the transition period, Mr. LaJoie would become an advisor to us for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year. As an advisor, he will not be required to devote more than 5 days per month to such services. Mr. LaJoie would continue vesting in any outstanding stock options and long-term cash incentives during this period, continue participation in benefit plans, pension plans and group insurance plans, and receive reimbursement for financial and estate planning expenses and $10,000 for office space expenses.

If Mr. LaJoie attains age 65 by the end of the term of his employment agreement, we will not be obligated to renew the agreement, and Mr. LaJoie will not be entitled to severance as a result of our non-renewal in such event.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. LaJoie’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against us. If Mr. LaJoie does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. LaJoie is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, if Mr. LaJoie becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to 2.5 times his annual base salary and the greater of the average of his two most recent annual bonuses or his then applicable annual target bonus amount (subject to the same exception described above if less than two annual bonuses are actually provided prior to termination).

Death.  If Mr. LaJoie dies prior to the termination of his employment agreement, his estate or beneficiaries will receive life insurance payments equal to 30 months of his annual salary and the greater of his average annual bonus multiplied by 2.5, or his then applicable target bonus multiplied by 2.5 (subject to the same exception described above if less than two annual bonuses are actually provided prior to termination).

For Cause.  Under Mr. LaJoie’s employment agreement, our obligations to Mr. LaJoie in the event of his termination for cause (as defined in the agreement) are the same as our obligations to Mr. Hobbs.

See “—Pension Plans” for a description of Mr. LaJoie’s entitlements under our pension plans and Time Warner’s pension plans.

Certain Restrictive Covenants.  Mr. LaJoie’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to solicit certain of our employees for one year following termination of employment; and (3) not to compete with our business during his employment and for one year following termination of employment.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. LaJoie under his contract are estimated to be as follows:

					Group Benefit
	Base Salary	Annual Bonus	Pro Rata		Plans	Pension	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,125,000	$1,125,000	$431,080	$673,200	$99,772	$72,190	$881,874	$37,500
Change in Control	—	—	—	$336,600	—	—	$150,000	—
Disability	$1,125,000	$1,125,000	$431,080	$336,600	—	—	$1,012,806	—
Death	—	—	$431,080	$336,600	—	—	$1,012,806	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $69,772 to cover the estimated cost of continued health, life and disability insurance for 30 months, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for thirty months.

(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of the Company results in the Company’s financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $1,012,806. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $3,000 annually for 30 months and $30,000 in the aggregate for outplacement services.

Director Compensation

The table below sets out the cash compensation that has been paid or earned by our directors who are not active employees of ours or of Time Warner or its affiliates (“non-employee directors”) during 2006. No equity awards or other compensatory awards were made to the non-employee directors during 2006. Directors who are active employees of Time Warner or its subsidiaries, including the Company, are not separately compensated for their Board activities.

We compensate non-employee directors with a combination of equity and cash that we believe is comparable to and consistent with approximately the median compensation provided to independent directors of similarly sized public entities. Prior to July 31, 2006, Messrs. Chang and Nicholas, who served as Independent Directors, received annual compensation of $75,000. Since July 31, 2006, each non-employee director receives an annual cash retainer of $85,000. Following the listing of our Class A common stock on the NYSE on March 1, 2007, each non-employee director is entitled to receive a total annual director compensation package consisting of (i) a cash retainer of $85,000 and (ii) an equity award of full value stock units, in the form of restricted stock units, valued at $95,000 representing our contingent obligation to deliver the designated number of shares of Class A common stock, generally after the Director ceases his service as a director.

An additional annual cash retainer of $20,000 is paid to the chair of the Audit Committee and $10,000 to each other member of the Audit Committee. No additional compensation is paid for attendance at meetings of the Board of Directors or a Board committee. Non-employee directors are reimbursed for out-of-pocket expenses (including travel, food and lodging) incurred in connection with attending Board, committee and stockholder meetings.

In general, for non-employee directors who join the Board less than six months prior to our next annual meeting of stockholders, our policy is to increase the stock unit grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

In the future, non-employee directors will be given the opportunity to defer for future distribution payment of their cash retainer. Deferred payments of director fees will be recorded as deferred units of Class A common stock. Distributions of the account upon the selected deferral date will be made in shares of Class A common stock.

DIRECTOR COMPENSATION FOR 2006

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned or			Non-Equity	Deferred
	Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards	Awards	Compensation	Earnings	Compensation	Total

Carole Black	$35,417	—	—	—	—	—	$35,417
Thomas H. Castro	$35,417	—	—	—	—	—	$35,417
David C. Chang	$84,334	—	—	—	—	—	$84,334
James E. Copeland, Jr.	$43,751	—	—	—	—	—	$43,751
Peter R. Haje	$35,417	—	—	—	—	—	$35,417
Don Logan	$35,417	—	—	—	—	—	$35,417
Michael Lynne	—	—	—	—	—	—	—
N.J. Nicholas, Jr.	$84,334	—	—	—	—	—	$84,334
Wayne H. Pace	—	—	—	—	—	—	—
Jeffrey Bewkes(2)	—	—	—	—	—	—	—

(1)	Amounts represent a pro rata portion of (a) an annual cash retainer of (1) $75,000 paid to Messrs. Chang and Nicholas prior to July 31, 2006 and (2) $85,000 earned by each non-employee director commencing July 31, 2006 and paid in 2007; and (b) an annual additional payment of $10,000 for each member of the Audit Committee (Messrs. Chang and Nicholas), with $20,000 to its chair (Mr. Copeland) commencing July 31, 2006. Each of Messrs. Chang and Nicholas also received $1,000 in connection with an Audit Committee meeting not held on the same date as a Board meeting.

(2)	Mr. Bewkes, Time Warner’s President and Chief Operating Officer, served as a director until July 31, 2006.

Additional Information

In connection with an administrative order dated March 21, 2005, Mr. Pace reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty. The spouse of Ms. Black’s half sister is employed by our North Carolina division. In connection with his employment, he received compensation in excess of $120,000 in 2006.

Compensation Committee Interlocks and Insider Participation

Prior to July 31, 2006, our entire six-member Board of Directors served as our Compensation Committee and participated in deliberations concerning the compensation of our executive officers. On July 31, 2006, upon the closing of the Adelphia/Comcast Transactions, Mr. Jeffrey Bewkes, Time Warner’s President and Chief Operating Officer, resigned from our Board and we expanded our Board from six members to ten. A new, separate, five-member Compensation Committee served through the remainder of 2006 consisting of Ms. Black and Messrs. Castro, Haje, Logan and Lynne. Mr. Britt, who serves as a Class B director, was our Chief Executive Officer throughout the last completed fiscal year and has served as our President and Chief Executive Officer since February 15, 2006. Mr. Logan, Chairman of our Board of Directors and a Class B director, served as Chairman of Time Warner’s Media and Communications Group from July 31, 2002 until December 31, 2005 and is currently a non-active employee of Time Warner. Mr. Wayne H. Pace, a Class B director, served as Executive Vice President and Chief Financial Officer of TWE from November 2001 to October 2004 and has served as Executive Vice President and Chief Financial Officer of Time Warner since November 2001.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 regarding the compensation plan under which the Company’s equity securities are authorized for issuance.

Number of
securities remaining
available for future
	Number of		issuance under equity
	securities to be	Weighted-average	compensation plans
	issued upon exercise	exercise price of	(excluding securities
	of outstanding options,	outstanding options,	reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	100,000,000	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	100,000,000

(1)	100,000,000 shares of Class A common stock are authorized to be issued under the Time Warner Cable Inc. 2006 Stock Incentive Plan that was adopted by our Board of Directors and approved by our majority stockholder in December 2006. The Company is seeking stockholder approval of the Time Warner Cable Inc. 2006 Stock Incentive Plan at the Annual Meeting in order to meet certain requirements of the Tax Code. For more information regarding the Time Warner Cable Inc. 2006 Stock Incentive Plan see “Company Proposals—Proposal Three: Approval of the Time Warner Cable Inc. 2006 Stock Incentive Plan.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Transactions with Related Persons

Our by-laws, which were amended in connection with the Adelphia/Comcast Transactions, provide that Time Warner may only enter into transactions with us and our subsidiaries, including TWE, that are on terms that, at the time of entering into such transaction, are substantially as favorable to us or our subsidiaries as we or they would be able to receive in a comparable arm’s-length transaction with a third party. Any such transaction involving reasonably anticipated payments or other consideration of $50 million or greater also requires the prior approval of a majority of our Independent Directors. Our by-laws prohibit us from entering into any transaction having the intended effect of benefiting Time Warner and any of its affiliates (other than us and our subsidiaries) in a manner that would deprive us of the benefit we would have otherwise obtained if the transaction were to have been effected on arm’s length terms. We have included a provision in our by-laws that prohibits amending this provision until August 1, 2011 (five years following the closing of the Adelphia/Comcast Transactions) without the consent of a majority of the holders of our Class A common stock, other than Time Warner and its affiliates (other than us and our subsidiaries).

Our Standards of Business Conduct and Guidelines for Non-Employee Directors contain general procedures for the approval of transactions between us and our directors and executive officers and certain other transactions involving our directors and executive officers. Our Standards of Business Conduct and Guidelines for Non-Employee Directors are available on our website.

The Adelphia/Comcast Transactions

On July 31, 2006, we completed the following transactions with Adelphia and Comcast and its affiliates (together “Comcast”):

•	The Adelphia Acquisition. One of our subsidiaries, Time Warner NY Cable LLC (“TW NY”), acquired certain assets and assumed certain liabilities from Adelphia, which was then in bankruptcy, for approximately $8.9 billion in cash and 156 million shares, or 17.3%, of our Class A common stock (approximately 16% of our total common stock). On the same day, Comcast purchased certain assets and assumed certain liabilities from Adelphia for approximately $3.6 billion in cash. Together, we and Comcast purchased substantially all of the cable assets of Adelphia (the “Adelphia Acquisition”).

•	The Redemptions. Immediately before the Adelphia Acquisition, we redeemed Comcast’s interests in (i) our company, which were held in a trust for the benefit of Comcast and consisted of 17.9% of our Class A common stock, and (ii) TWE, one of our subsidiaries, which were held in a trust for the benefit of Comcast and consisted of a 4.7% residual equity interest, in exchange for the capital stock of a subsidiary of ours and a subsidiary of TWE, respectively, together holding both an aggregate of approximately $2 billion in cash and cable systems serving approximately 751,000 basic video subscribers (the “Redemptions”).

•	The Exchange. Immediately after the Adelphia Acquisition, we and Comcast also swapped certain cable systems, most of which were acquired from Adelphia, in order to enhance our and Comcast’s respective geographic clusters of subscribers (the “Exchange”).

We refer to the Adelphia Acquisition, the Redemption and the Exchange collectively as the “Adelphia/Comcast Transactions.”

In 2005 and 2006, we and/or our subsidiaries entered into certain agreements with Time Warner, Comcast and Adelphia in connection with the Adelphia/Comcast Transactions. As described in more detail below, under separate agreements (as amended, the “TW NY Purchase Agreement” and “Comcast Purchase Agreement,” respectively, and, collectively, the “Purchase Agreements”), we and Comcast purchased substantially all of the cable assets of Adelphia. The Purchase Agreements were entered into after Adelphia filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). This section provides additional details regarding the Purchase Agreements and our and Comcast’s underlying acquisition of Adelphia’s assets (the “TW NY Adelphia Acquisition” and the “Comcast Adelphia Acquisition,” respectively), along with certain other agreements we entered into with Comcast in 2006.

The TW NY Purchase Agreement.  On April 20, 2005, TW NY, one of our subsidiaries, entered into the TW NY Purchase Agreement with Adelphia. The TW NY Purchase Agreement provided that TW NY would purchase certain assets and assume certain liabilities from Adelphia. On June 21, 2006, Adelphia and TW NY entered into Amendment No. 2 to the TW NY Purchase Agreement (the “TW NY Amendment”). Under the terms of the TW NY Amendment, the assets we acquired from Adelphia and the consideration to be paid to Adelphia remained unchanged. However, the TW NY Amendment provided that the TW NY Adelphia Acquisition would be effected in accordance with the provisions of sections 105, 363 and 365 of the Bankruptcy Code and, as a result, Adelphia’s creditors were not required to approve a plan of reorganization under chapter 11 of the Bankruptcy Code prior to the consummation of the TW NY Adelphia Acquisition. The TW NY Adelphia Acquisition closed on July 31, 2006, immediately after the Redemptions. The TW NY Adelphia Acquisition included cable systems located in the following areas: West Palm Beach, Florida; Cleveland and Akron, Ohio; Los Angeles, California; and suburbs of the District of Columbia. As consideration for the assets purchased from Adelphia, TW NY assumed certain liabilities as specified in the TW NY Purchase Agreement and paid to Adelphia approximately $8.9 billion in cash (including approximately $360 million paid into escrow), after giving effect to certain purchase price adjustments discussed below, and delivered 149,765,147 shares of our Class A common stock to Adelphia and 6,148,283 shares of our Class A common stock into escrow. This represented approximately 17.3% of our Class A common stock (including shares issued into escrow), and approximately 16% of our total outstanding common stock as of the closing of the TW NY Adelphia Acquisition.

The purchase price is subject to customary adjustments to reflect changes in Adelphia’s net liabilities and subscribers as well as any shortfall in Adelphia’s capital expenditure spending relative to its budget during the interim period (the “Interim Period”) between the execution of the TW NY Purchase Agreement and the closing of the transactions contemplated by the TW NY Purchase Agreement (the “Adelphia Closing”). The approximately $360 million in cash and 6 million shares of our Class A common stock that were deposited into escrow are securing Adelphia’s obligations in respect of any post-closing adjustments to the purchase price and its indemnification obligations for, among other things, breaches of its representations, warranties and covenants contained in the TW NY Purchase Agreement. On January 31, 2007 (six months after the Adelphia Closing), the escrow agent released to Adelphia approximately $172 million in cash, representing one-third of the aggregate value of the escrow. The remaining amounts are to be released on July 31, 2007 (12 months after the Adelphia Closing), except to the extent of amounts paid prior to such date or that would be expected to be necessary to satisfy claims asserted on or prior to such date.

The parties to the TW NY Purchase Agreement made customary representations and warranties. Adelphia’s representations and warranties survive for twelve months after the Adelphia Closing and, to the extent any claims are made prior to such date, until such claims are resolved. The debtors in Adelphia’s bankruptcy proceedings (excluding, except to the extent provided in the TW NY Purchase Agreement, certain joint ventures described in “—The Comcast Purchase Agreement” below), are jointly and severally liable for breaches or violations by Adelphia of its representations, warranties and covenants. The representations and warranties of TW NY contained in the TW NY Purchase Agreement expired at the Adelphia Closing.

The TW NY Purchase Agreement requires Adelphia to indemnify TW NY and each of its affiliates (including us), their respective directors, officers, shareholders, agents and other individuals (the “TW Indemnified Parties”) for losses and expenses stemming from the breach of any representation or warranty, covenant and certain other items. Subject to very limited exceptions, the TW Indemnified Parties are only able to seek reimbursement for losses from the escrowed cash and shares. In addition, subject to specified exceptions, losses associated with breaches of representations and warranties generally must exceed certain dollar amounts before a TW Indemnified Party may make a claim for indemnification. Even after the applicable threshold has been reached, a claim for indemnification for losses associated with breaches of representations and warranties is subject to specified aggregate deductibles and cap amounts. With respect to assets acquired from Adelphia by TW NY that were subsequently transferred to Comcast in the Exchange, Adelphia’s indemnification obligation is subject to a threshold of $74 million, a deductible of $42 million and is capped at $296.7 million, subject to certain adjustments, and with respect to assets acquired by TW NY that were not transferred to Comcast pursuant to the Exchange, Adelphia’s indemnification obligation is subject to a threshold of $67 million, a deductible of $38 million and is capped at $267.9 million, subject to certain adjustments. The TW NY Purchase Agreement required us, at the Adelphia Closing, to amend and restate our by-laws to restrict us and our subsidiaries from entering into transactions with or for the benefit of Time Warner and its affiliates other than us and our subsidiaries (the “Time Warner Group”), subject to specified exceptions. Additionally, prior to August 1, 2011 (five years following the Adelphia Closing), our restated certificate of incorporation and by-laws (as required to be amended by the TW NY Purchase Agreement) do not allow for an amendment to the provisions of our by-laws restricting these transactions without the consent of a majority of the holders of our Class A common stock, other than any member of the Time Warner Group. Additionally, under the TW NY Purchase Agreement, we agreed that we will not enter into any short-form merger prior to August 1, 2008 (two years after the Adelphia Closing) and that we will not issue equity securities to any person (other than, subject to satisfying certain requirements, us and our affiliates) that have a higher vote per share than our Class A common stock prior to February 1, 2008 (18 months after the Adelphia Closing).

The Adelphia Registration Rights and Sale Agreement.  At the closing of the Adelphia Acquisition on July 31, 2006, we and Adelphia entered into a registration rights and sale agreement (the “Adelphia Registration Rights and Sale Agreement”), which governed the disposition of the shares of our Class A common stock received by Adelphia in the TW NY Adelphia Acquisition. Upon the effectiveness of Adelphia’s plan of reorganization, the parties’ obligations under the Adelphia Registration Rights and Sale Agreement terminated.

The Comcast Purchase Agreement.  The Comcast Purchase Agreement has similar terms to the TW NY Purchase Agreement and the transactions contemplated by the Comcast Purchase Agreement also closed on July 31, 2006. The Comcast Adelphia Acquisition was effected in accordance with the provisions of sections 105, 363 and 365 of the Bankruptcy Code and a plan of reorganization for the joint ventures referred to in the following sentence. The Comcast Adelphia Acquisition included cable systems and Adelphia’s interest in two joint ventures in which Comcast also held interests: Century-TCI California Communications, L.P., which owned cable systems in the Los Angeles, California area, and Parnassos Communications, L.P., which owned cable systems in Ohio and\western New York. The purchase price under the Comcast Purchase Agreement was approximately $3.6 billion in cash.

Description of Certain Agreements Related to Comcast

Prior to the Adelphia/Comcast Transactions, trusts established for the benefit of Comcast, held a 21% economic interest in us through a 17.9% direct common stock ownership interest in us and a 4.7% residual equity interest in TWE, one of our subsidiaries. In the Redemptions, we and TWE, respectively, redeemed all of Comcast’s common stock ownership in us and its residual equity interest in TWE and, as a result, Comcast no longer beneficially owns an interest in our company. In the ordinary course of our cable business, we have entered into various agreements with Comcast and its various divisions and affiliates on terms that we believe are no less favorable than those that could be obtained in agreements with third parties. We do not believe that any of these agreements are material to our business. These agreements include:

•	agreements, often entered into on a “spot” basis, to sell advertising to various video programming vendors owned by Comcast and carried on our cable systems;

•	local, regional and national advertising “interconnect” agreements under which Comcast or we owned cable system operators arrange for local or regional advertising to be carried by the various cable system operators in a market area;

•	agreements under which affiliates of Comcast sell advertising on our behalf in some geographic areas to local advertisers and our affiliates sell advertising on Comcast’s behalf in some geographic areas to local advertisers;

•	an agreement under which a joint venture owned by us (or our affiliates), Comcast and another cable operator sells national advertising on our behalf to national advertisers;

•	agreements, which generally expire between 2006 and 2013, to purchase or license programming from various programming vendors owned in whole or in part by Comcast with license fees to the various vendors calculated generally on a per subscriber basis; and

•	agreements with and related to iN DEMAND, which is a joint venture among one of our subsidiaries (Time Warner Entertainment-Advance/Newhouse Partnership), Comcast and Cox, that licenses, from film studios and other producers, motion pictures and other materials, which it then licenses to cable operators for VOD and Pay-Per-View distribution.

Under these agreements, we received approximately $188,000 from Comcast and its affiliates, and we conferred approximately $29.4 million to Comcast and its affiliates during the year ended December 31, 2006.

Relationship between Time Warner and Us

Time Warner Registration Rights Agreement

At the closing of the restructuring of TWE in March 2003 (the “TWE Restructuring”), Time Warner and the Company entered into a registration rights agreement (the “Registration Rights Agreement”) relating to Time Warner’s shares of the Company’s common stock. Subject to several exceptions, including the Company’s right to defer a demand registration under some circumstances, Time Warner may, under that agreement, require that the Company take commercially reasonable steps to register for public resale under the Securities Act all shares of common stock that Time Warner requests to be registered. Time Warner may demand an unlimited number of registrations. In addition, Time Warner has been granted “piggyback” registration rights subject to customary restrictions and the Company is permitted to piggyback on Time Warner’s registrations. The Company has also agreed that, in connection with a registration and sale by Time Warner under the Registration Rights Agreement, it will indemnify Time Warner and bear all fees, costs and expenses, except underwriting discounts and selling commissions.

Indebtedness Approval Right

Under a shareholder agreement entered into between us and Time Warner on April 20, 2005 (the “Shareholder Agreement”), until such time as our indebtedness is no longer attributable to Time Warner, in Time Warner’s reasonable judgment, we, our subsidiaries and the entities that we manage may not, without the consent of Time Warner, create, incur or guarantee any indebtedness (except for the issuance of commercial paper or borrowings under our current revolving credit facility up to the limit of that credit facility, to which Time Warner has already consented), including preferred equity, or rental obligations (other than with respect to certain approved leases) if our ratio of indebtedness plus six times our annual rental expense to EBITDA (as defined in the Shareholder Agreement) plus rental expense, or “EBITDAR,” then exceeds or would as a result of that incurrence exceed 3:1, calculated without including any of our indebtedness or preferred equity held by Time Warner and its wholly owned subsidiaries.

Other Time Warner Rights

Under the Shareholder Agreement, as long as Time Warner has the power to elect a majority of our Board of Directors, we must obtain Time Warner’s consent before we enter into any agreement that binds or purports to bind Time Warner or its affiliates or that would subject us or our subsidiaries to significant penalties or restrictions as a result of any action or omission of Time Warner or its affiliates; or adopt a stockholder rights plan, become subject to section 203 of the Delaware General Corporation Law, adopt a “fair price” provision in our certificate of incorporation or take any similar action.

Furthermore, pursuant to the Shareholder Agreement, Time Warner (and its subsidiaries) may purchase debt securities issued by TWE only after giving us notice of the approximate amount of debt securities it intends to purchase and the general time period (the “Specified Period”) for the purchase, which period may not be greater than 90 days and the opportunity to indicate our good faith intention to purchase the amount of debt securities indicated in Time Warner’s notice within the Specified Period.

Time Warner Standstill

Under the Shareholder Agreement, Time Warner has agreed that for a period of three years following the closing of the Adelphia Acquisition, Time Warner will not make or announce a tender offer or exchange offer for our Class A common stock without the approval of a majority of our Independent Directors; and for a period of 10 years following the Adelphia Closing, Time Warner will not enter into any business combination with us, including a short-form merger, without the approval of a majority of our Independent Directors. Under the TW NY Purchase Agreement, we have agreed that for a period of two years following the Adelphia Closing, we will not enter into any short-form merger and that for a period of 18 months following the Adelphia Closing we will not issue equity securities to any person (other than, subject to satisfying certain requirements, us and our affiliates) that have a higher vote per share than our Class A common stock.

Reimbursement for Time Warner Equity Compensation

From time to time our employees and employees of our subsidiaries and joint ventures have been granted options to purchase shares of Time Warner common stock in connection with their employment with subsidiaries and affiliates of Time Warner. We and TWE have agreed that, upon the exercise by any of our officers or employees of any options to purchase Time Warner common stock, we will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner common stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner common stock. As of December 31, 2006, we had accrued approximately $137 million of stock option reimbursement obligations payable to Time Warner. That amount, which is not payable until the underlying options are exercised, will be adjusted in subsequent accounting periods based on the number of additional options granted and changes in the quoted market prices for shares of Time Warner common stock. We reimbursed Time Warner $16 million in 2006. For more information regarding the reimbursement amounts, please see Note 4 to our audited consolidated financial statements for the year ended December 31, 2006, in our Annual Report on Form 10-K. A similar arrangement has been entered into with respect to Time Warner’s reimbursement to us related to awards based on our Class A common stock that may from time to time be held by our former employees who may subsequently become employees of Time Warner and its subsidiaries other than the Company.

Debt Guarantees

Warner Communications Inc. (“WCI”) and American Television and Communications Corporation (“ATC”), subsidiaries of Time Warner that are not our subsidiaries, have previously guaranteed our obligations under our credit facilities and the $3.2 billion of notes and debentures issued by TWE (the “TWE Notes”). On November 2, 2006, each of WCI’s and ATC’s guarantees of the TWE Notes and our credit facilities were terminated.

Other Agreements Related to Our Business

In the ordinary course of our business, we have entered into various agreements and arrangements with Time Warner and its various divisions and affiliates on terms that we believe are no less favorable than those that could be obtained in agreements with third parties. We do not believe that any of these agreements or arrangements are individually material to our business. These agreements and arrangements include:

•	agreements to sell advertising to various video programming vendors owned by Time Warner and its affiliates and carried on our cable systems;

•	agreements to purchase or license programming from various programming vendors owned in whole or in part by Time Warner and its affiliates;

•	leases with AOL LLC (formerly America Online, Inc., “AOL”), an affiliate of ours, and Time Warner Telecom Inc., a former affiliate of Time Warner’s, relating to the use of fiber and backbone networks;

•	real property lease agreements with Time Warner and its affiliates;

•	intellectual property license agreements with Time Warner and its affiliates; and

•	carriage agreements with AOL and its affiliates.

Under these agreements, we received approximately $94.0 million in aggregate payments from Time Warner and its affiliates (other than us and our subsidiaries), and we made approximately $808.3 million in aggregate payments to Time Warner and its affiliates (other than us and our subsidiaries) during 2006.

Reimbursement for Services

Under an arrangement that went into effect immediately after the completion of the TWE Restructuring, Time Warner provides us with specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services. We pay fees that approximate Time Warner’s estimated overhead cost for services rendered. The services rendered and fees paid are renegotiated annually. In 2006, we incurred a total of approximately $11.8 million under this arrangement.

Intellectual Property Agreements

Time Warner Brand and Trade Name License Agreement.  In connection with the TWE Restructuring, we entered into a license agreement with Time Warner, under which Time Warner granted us a perpetual, royalty-free, exclusive license to use, in the United States and its territories and possessions, the “TW,” “Time Warner Cable,” “TWC” and “TW Cable” marks and specified related marks as a trade name and on marketing materials, promotional products, portals and equipment and software. We may extend these rights to our subsidiaries and specified others involved in delivery of our products and services. This license agreement contains restrictions on use and scope, including as to exclusivity, as well as cross indemnification provisions. Time Warner may terminate the agreement if we fail to cure a material breach or other specified breach of the agreement, we become bankrupt or insolvent or if a change of control of us occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either our outstanding common stock or our outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of our outstanding common stock or our outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct our management and policies.

Road Runner Brand License Agreement.  In connection with the TWE Restructuring, we entered into a license agreement with WCI. WCI granted us a perpetual, royalty-free license to use, in the United States and its territories and possessions and in Canada, the “Road Runner” mark and copyright and some of the related marks. We may use the Road Runner licensed marks in connection with high-speed data services and other services ancillary to those services, and on marketing materials, promotional products, portals and equipment and software. The license is exclusive regarding high-speed data services, ancillary broadband services and equipment and software. The license is non-exclusive regarding promotional products and portals. WCI is prohibited from licensing to third parties the right to use these marks in connection with DSL, dial-up or direct broadcast satellite technologies in the United States, its territories and possession, or in Canada.

We may extend these rights to our subsidiaries and specified others involved in delivery of our products and services. This license agreement contains restrictions on use and scope, including quality control standards, as well as cross-indemnification provision. WCI may terminate the agreement if we fail to cure a material breach or other specified breach of the agreement, if we become bankrupt or insolvent or if a change of control of us occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either our outstanding common stock or our outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of our outstanding common stock or our outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct our management and policies.

TWE Intellectual Property Agreement.  As part of the TWE Restructuring, TWE entered into an intellectual property agreement (the “TWE Intellectual Property Agreement”) with WCI that allocated to TWE intellectual property relating to the cable business and allocated to WCI intellectual property relating to the non-cable business, primarily content-related assets, such as HBO assets and Warner Bros. Studio assets. The agreement also provided for cross licenses between TWE and WCI so that each may continue to use intellectual property that each was respectively using at the time of the TWE Restructuring. Under the TWE Intellectual Property Agreement, each of TWE and WCI granted the other a non-exclusive, fully paid up, worldwide, perpetual, non-sublicensable (except to affiliates), non-assignable (except to affiliates), royalty free and irrevocable license to use the intellectual property covered by the TWE Intellectual Property Agreement. In addition, both TWE and WCI granted each other sublicenses to use intellectual property licensed to either by third parties that were being used at the time of the TWE Restructuring.

TWI Cable Intellectual Property Agreement.  Prior to the TWE Restructuring, TWI Cable Inc. (“TWI Cable”), an entity that was under the control of Time Warner, entered into an intellectual property agreement (the “TWI Cable Intellectual Property Agreement”) with WCI with substantially the same terms as the TWE Intellectual Property Agreement. The TWI Cable Intellectual Property Agreement allocated to WCI intellectual property related to the cable business and allocated to TWI Cable intellectual property related to the non-cable business. As part of the TWE Restructuring, WCI then assigned to us the cable-related intellectual property assets it received under that agreement. These agreements make us the beneficiary of cross licenses to TWI Cable intellectual property related to the non-cable business, on substantially the same terms as those described above. In connection with the TWI Cable Intellectual Property Agreement, TW Cable and WCI executed and delivered assignment agreements in substantially the same form as those executed in connection with the TWE Intellectual Property Agreement.

Tax Matters Agreement

We are party to a tax matters agreement with Time Warner that governs our inclusion in any Time Warner consolidated, combined or unitary group for federal and state tax purposes for taxable periods beginning on and after the date of the TWE Restructuring. Under the tax matters agreement, for each year we are included in the Time Warner consolidated group for federal income tax purposes, we have agreed to make periodic payments, subject to specified adjustments, to Time Warner based on the applicable federal income tax liability that we and our affiliated subsidiaries would have had for each taxable period if we had not been included in the Time Warner consolidated group. Time Warner agreed to reimburse us, subject to specified adjustments, for the use of tax items, such as net operating losses and tax credits attributable to us or an affiliated subsidiary, to the extent that these items are applied to reduce the taxable income of a member of the Time Warner consolidated group other than us or one of our subsidiaries. Similar provisions apply to any state income, franchise or other tax returns filed by any Time Warner consolidated, combined or unitary group for each year we are included in such consolidated, combined or unitary group for any state income, franchise or other tax purposes. During 2006, we made cash tax payments to Time Warner of approximately $489 million.

Under applicable United States Treasury Department regulations, each member of a consolidated group filing consolidated federal income tax returns is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply with respect to members of combined or unitary groups for state tax purposes. If we ceased to be a member of the Time Warner consolidated group for federal income tax purposes, we would continue to have several liability for the federal income tax liability of the Time Warner consolidated group for all taxable years, or portions of taxable years, during which we were a member of the Time Warner consolidated group. In addition, we would have several liability for some state income taxes of groups with which we file or have filed combined or unitary state tax returns. Although Time Warner has indemnified us against this several liability, we would be liable in the event that this federal and/or state liability was incurred but not discharged by Time Warner or any member of the relevant consolidated, combined or unitary group.

The descriptions of the foregoing agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, those agreements.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of two nominees for Class A directors and eight nominees for Class B directors. Each of the nominees is currently serving as a director of the Company. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about these nominees is provided above under the heading “Directors.”

The persons named in the enclosed proxy intend to vote such proxy for the election of each of the two nominees for Class A directors named below, unless the holder of Class A common stock indicates on the proxy that the vote should be withheld from any or all of the nominees for Class A directors. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated for Class A director and may be voted for substitute nominees for Class A directors. The Class B directors are elected by the holder of the Class B common stock.

The Board of Directors recommends a vote FOR the election of the ten director nominees listed below.

Class A Directors	Class B Directors

David C. Chang	Carole Black
James E. Copeland, Jr.	Glenn A. Britt
Thomas H. Castro
Peter R. Haje
Don Logan
Michael Lynne
N.J. Nicholas, Jr.
Wayne H. Pace

Vote Required for Approval

Holders of the Class A common stock vote, as a separate class, with respect to the election of our Class A directors, and holders of the Class B common stock vote, as a separate class, with respect to the election of our Class B directors. A plurality of the votes duly cast by the holders of Class A common stock is required for the election of Class A directors and a plurality of the votes duly cast by the holders of Class B common stock is required for the election of Class B directors. Time Warner controls 100% of the vote for the election of Class B directors and 82.7% of the vote for the election of Class A directors in Proposal One. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A directors and Class B directors. The Company expects that Time Warner will vote FOR the approval of the two nominees for Class A directors and the eight nominees for Class B directors ensuring the election of the entire slate of directors nominated by the Board.

PROPOSAL TWO: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2007 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors since the Company’s incorporation in 2003. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting.

For the approval of the appointment of Ernst & Young LLP as independent auditors of the Company, each share of Class B common stock issued and outstanding has ten votes and each share of Class A common stock issued and outstanding has one vote. The Class A common stock and the Class B common stock will vote together as a single class. Time Warner controls approximately 90.6% of the vote for Proposal Two. The Company expects that Time Warner will vote FOR Proposal Two ensuring the appointment of Ernst & Young LLP as independent auditors of the Company.

The Board of Directors recommends a vote FOR approval of the appointment of
Ernst & Young LLP as independent auditors.

PROPOSAL THREE: Approval of the Time Warner Cable Inc. 2006 Stock Incentive Plan

General

The Company is proposing for stockholder approval the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”) pursuant to which various types of stock-based incentives may be awarded to selected participants, including employees, prospective employees, officers, directors and advisors of the Company and its affiliates. In December 2006, the 2006 Plan was adopted by our Board of Directors and approved by Time Warner, our controlling stockholder.

The Company is seeking stockholder approval of the 2006 Plan at the Annual Meeting in order to meet requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and preserve the tax deductibility of certain performance-based awards that are intended by the Company to be deductible. Stockholder approval of the 2006 Plan will also constitute approval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) may be based under the 2006 Plan, (ii) the annual per-participant limit of $10 million for other stock-based awards that are not denominated or payable in shares of Class A common stock (“non-stock denominated awards”) and (iii) the classes of employees eligible to receive awards under the 2006 Plan. See “—Tax Status of 2006 Plan Awards—Section 162(m).”

The Company believes that the awards made under the 2006 Plan will help retain and motivate the recipients to exert their best efforts on behalf of the Company, thus benefiting the Company and its stockholders. The Company believes that equity-based incentive awards are crucial to recruit and retain employees, as well as an important means of aligning employee interests with those of the Company’s stockholders.

In making awards from the 2006 Plan, the Company will balance the goals of retaining and motivating employees with the interests of stockholders in limiting dilution from equity plans. As described below, the maximum number of shares of Class A common stock with respect to which awards can be made from the 2006 Plan during a calendar year (net of any awards that terminate or lapse during such year without payment of consideration) is 1.5% of the number of shares of our Class A common stock outstanding on December 31 of the preceding year. See “Description of the 2006 Plan—Shares Subject to the Plan.”

The 2006 Plan provides that stock options and stock appreciation rights granted under the 2006 Plan may not be repriced.

Description of 2006 Plan

The description of the 2006 Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the 2006 Plan itself. The complete text of the 2006 Plan is attached as Annex A to this Proxy Statement.

Purpose

The purpose of the 2006 Plan is to aid us in attracting, retaining and motivating employees, directors and advisors and to provide us with a stock plan providing incentives directly related to our success.

Eligibility

Awards may be made to any of our or our subsidiaries’ employees, prospective employees, directors, officers and advisors in the discretion of our Compensation Committee or a subcommittee of our Compensation Committee (the “2006 Plan Committee”).

Shares Subject to the Plan

The total number of shares of Class A common stock that may be issued under the 2006 Plan is 100,000,000. The maximum number of shares with respect to which awards may be granted during each calendar year to any given participant may not exceed 1,500,000 shares; however, the maximum number of shares that may be awarded in the form of restricted stock, restricted stock units (“RSU”) or other stock-based awards payable in shares of Class A common stock will be equal to 1,500,000 divided by a ratio (the “full value award ratio”) that is the quotient resulting from dividing the most recent fair value of a share of such stock or award, as determined for financial reporting purposes, by the most recent fair value of a stock option granted under the 2006 Plan. The maximum aggregate number of shares with respect to which awards may be made during each calendar year is 1.5% of the number of shares of Class A common stock outstanding on December 31 of the preceding year. If any award is forfeited or otherwise terminates or lapses without payment of consideration, the shares subject to that award will again be available for future grant. In addition, any shares issued in connection with awards other than stock options or stock appreciation rights will be counted against the 100,000,000 share authorization as the number of shares equal to the full value award ratio for every one share issued in connection with such award, or by which the award is valued.

Types of Awards

Under the 2006 Plan, the 2006 Plan Committee may award stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as described below.

Stock Options and Stock Appreciation Rights

Stock options awarded under the 2006 Plan may be nonqualified or incentive stock options. Stock appreciation rights may be granted independent of or in conjunction with stock options. The exercise price per share of Class A common stock for any nonqualified or incentive stock options or stock appreciation rights cannot be less than the fair market value of a share of Class A common stock on the date the award is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price cannot be less than the exercise price of the related stock option. The 2006 Plan Committee will be responsible for administering the 2006 Plan and may impose the terms and conditions of stock options and stock appreciation rights as it deems fit, but the awards generally will not be exercisable for a period of more than ten years after they are granted. Participants in the 2006 Plan will not receive dividends or dividend equivalents or have any voting rights with respect to shares underlying stock options or stock appreciation rights. Each stock appreciation right granted independent of a stock option will entitle a participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, multiplied by (ii) the number of shares of Class A common stock covered by the stock appreciation right, and each unexercised stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender the stock option and receive the amount described in the preceding formula. Payment of the exercise price will be made in cash and/or shares of Class A common stock (valued at fair market value), as determined by the 2006 Plan Committee.

No Repricing

Once granted, no option or stock appreciation right may be repriced.

Restricted Stock and Restricted Stock Units

The 2006 Plan Committee will determine the terms and conditions of restricted stock and RSU awards, including the number of shares of restricted stock to grant to a participant. The 2006 Plan Committee may also determine the period during which, and the conditions, if any, under which, the restricted stock and RSU may be forfeited; however, except with respect to awards to members of our Board of Directors, not less than 95% of the shares of restricted stock will remain subject to forfeiture for at least three years after the date of grant, though such forfeiture condition may expire earlier, in whole or in part, in the event of a change in control of our company or the death, disability or other termination of the award holder’s employment. Dividends on restricted stock, or dividend equivalents with respect to RSUs, may be paid directly to the participant, withheld by us subject to vesting, or reinvested in additional shares of restricted stock, as determined by the 2006 Plan Committee, in its sole discretion. Certain restricted stock or RSU awards may be granted in a manner designed to allow us to deduct their value under Section 162(m); these awards will be based on one or more of the performance criteria set forth below.

Other Stock-Based Awards

The 2006 Plan Committee may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our Class A common stock (including restricted stock units and deferred stock units). Such stock-based awards may be in the form, and dependent on conditions, determined by the 2006 Plan Committee, including the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The maximum amount of other stock-based awards that may be granted during a calendar year to any participant is: (i) the number of shares equal to 1,500,000 divided by the full value award ratio, with respect to other stock-based awards that are denominated or payable in shares of Class A common stock, and (ii) $10 million, with respect to non-stock denominated awards.

Performance-Based Awards

Certain awards may be granted in a manner designed to allow us to deduct their value under Section 162(m). These performance-based awards will be based on one or more of the following performance criteria: (i) operating income before depreciation and amortization, (ii) operating income, (iii) earnings per share, (iv) return on shareholders’ equity, (v) revenues or sales, (vi) free cash flow, (vii) return on invested capital, (viii) total shareholder return and (ix) revenue generating unit-based metrics. The 2006 Plan Committee will establish the performance goals for these performance-based awards and certify that the goals have been met, in each case, in the manner required by Section 162(m).

Adjustments Upon Certain Events

In the event of a change in the outstanding shares of our Class A common stock due to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, share exchange or any other similar transaction, the 2006 Plan Committee may adjust (i) the number or kind of shares of Class A common stock or other securities issued or reserved for issuance pursuant to the 2006 Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which awards may be granted during a calendar year to any participant, (iii) the option price or exercise price of any stock appreciation right and/or (iv) any other affected terms of such awards. Upon the occurrence of a change in control of our company (as defined in the 2006 Plan), the 2006 Plan Committee may (a) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (b) cancel awards for fair value, (c) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2006 Plan, as determined by the 2006 Plan Committee in its sole discretion, or (d) provide that, for a period of at least 30 days prior to the change in control, such stock options will be exercisable as to all shares subject to the 2006 Plan and that upon the occurrence of the change in control, such stock options will terminate.

Administration

The 2006 Plan is currently administered by the 2006 Plan Committee, which has appointed a subcommittee that consists of two directors who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m). The 2006 Plan Committee is authorized to interpret the 2006 Plan, to establish, amend and rescind any rules and regulations relating to the 2006 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2006 Plan.

Amendment and Termination

Our Board of Directors or the 2006 Plan Committee may amend, alter or discontinue the 2006 Plan, but no amendment, alteration or discontinuation will be made (i) without stockholder approval, if it would increase the total number of shares of Class A common stock reserved under the plan or the maximum number of shares of restricted stock or other stock-based awards that may be awarded thereunder, or if it would increase the maximum number of shares for which awards may be granted to any participant, (ii) without the consent of a participant, if it would diminish any of the rights of the participant under any award previously granted to the participant or (iii) without stockholder approval, to permit repricing of options or stock appreciation rights. No new awards may be made under the 2006 Plan after the fifth anniversary of the first grant of an award under the 2006 Plan.

Transferability

Awards under the 2006 Plan are not transferable or assignable by participants other than by will or the laws of descent and distribution, unless determined otherwise by the 2006 Plan Committee (but subject to the limitation that no Award may be transferred for consideration or value). Awards may be exercised after the death of a participant by the legatees, personal representatives or distributees of such participant.

Successors and Assigns

The 2006 Plan is binding on successors and assigns of the Company and participants; participants’ estates and the executors, administrators or trustees of such estates; and any receiver or trustee in bankruptcy or other representative of participants’ creditors.

Awards Under the 2006 Plan

As stated above, any awards under the 2006 Plan will be determined by the 2006 Plan Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future under the 2006 Plan. In early 2007, nonqualified stock options covering in the aggregate 383,713 shares of Class A common stock were awarded to the Company’s current executive officers as a group (8 people) and 2,366,079 nonqualified stock options were awarded to all employees other than current executive officers. A total of 2,043,635 RSUs with respect to Class A common stock were also awarded during 2007.

Tax Status of 2006 Plan Awards

The following discussion of the U.S. federal income tax status of awards under the 2006 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options.  If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to the Company at such time. At the time of exercise (other than by delivery of shares of Class A common stock to the Company), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of Class A common stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount. If a stock option is exercised by delivering Class A common stock to the Company, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares of Class A common stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of Class A common stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options.  If the option is an incentive stock option, no income is realized by the participant upon award or exercise of the option, and no deduction is available to the Company at such times. If the Class A common stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the Class A common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Class A common stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights.  No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Class A common stock received by the participant, and the Company will be entitled to a deduction of equivalent value.

Restricted Stock; Stock Awards.  Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant as permitted under Section 83(b) of the Tax Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The tax value of any part of a stock award distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m).

Restricted Stock Units; Deferred Stock Units.  Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income at the time restricted stock units vest and are settled, or deferred stock units are settled, equal to the fair market value of the shares of Class A common stock issued or other cash or property paid in settlement of the award. Section 83(b) of the Tax Code is not applicable to restricted stock units or deferred stock units.

Section 162(m).  Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers in any taxable year of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee solely of at least two outside directors, as defined under Section 162(m), and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Class A common stock on the date of grant.

Section 409A.  The American Jobs Creation Act of 2004 introduced a new section of the Tax Code (“Section 409A”) covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2006 Plan may constitute “deferred compensation” within the meaning of Section 409A. The 2006 Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the 2006 Plan participants under Section 409A. No award under the 2006 Plan can be granted, deferred, accelerated, extended, paid out or modified under the 2006 Plan in a manner that would result in the imposition of an additional tax under Section 409A on a participant. If a payment with respect to an award would result in tax liability to the participant under Section 409A, the Company will not make the payment when otherwise required and instead will make the payment on the first day that payment would not result in the tax liability.

Other Information and Conclusion

On April 11, 2007, the closing sale price of the Class A common stock, as reported on the New York Stock Exchange, was $38.04 per share.

The Company believes that its best interests will be served by the approval of the 2006 Plan. The 2006 Plan will enable the Company to be in a position to continue to grant long-term incentive awards to employees and directors, including those who through promotions and development of the Company’s business will be entrusted with new and more important responsibilities, while preserving, where appropriate, the tax deductibility of these awards.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the 2006 Plan. For the approval of the 2006 Plan, each share of Class B common stock issued and outstanding has ten votes and each share of Class A common stock issued and outstanding has one vote. The Class A common stock and the Class B common stock will vote together as a single class. Time Warner controls approximately 90.6% of the vote for Proposal Three. The Company expects that Time Warner will vote FOR Proposal Three ensuring the approval of the 2006 Plan.

The Board of Directors recommends a vote FOR approval of the Time Warner Cable Inc.
2006 Stock Incentive Plan.

PROPOSAL FOUR: Approval of the Time Warner Cable Inc. 2007 Annual Bonus Plan

General

The Company is proposing for stockholder approval the Time Warner Cable Inc. 2007 Annual Bonus Plan (the “Annual Bonus Plan”). The Company is seeking stockholder approval of the 2006 Plan at the Annual Meeting in order to meet requirements of Section 162(m) and preserve the tax deductibility of certain performance-based awards that are intended by the Company to be deductible. Section 162(m) generally provides that we may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers in any one year. However, Section 162(m) does not preclude us from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. The Annual Bonus Plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) and related regulations. Section 162(m) requires that certain material terms of the Annual Bonus Plan be approved by our stockholders. Stockholder approval of the Annual Bonus Plan will also constitute approval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) may be based under the Annual Bonus Plan; (ii) the annual per-participant limit of $10 million for any bonus award; and (iii) the classes of employees eligible to receive awards under the Annual Bonus Plan.

Description of the Annual Bonus Plan

The description of the Annual Bonus Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the Annual Bonus Plan itself. The complete text of the Annual Bonus Plan is attached as Annex B to this Proxy Statement. Our Board of Directors has approved the Annual Bonus Plan, effective February 14, 2007.

Purpose.  The purpose of the Annual Bonus Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Annual Bonus Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

Administration.  The Annual Bonus Plan will be administered by either (i) our Board of Directors or (ii) a committee selected by our Board of Directors to administer the Annual Bonus Plan and composed of not less than two directors, each of whom is an “outside director”, within the meaning of Section 162(m) (the “Annual Bonus Plan Committee”). If at any time such an Annual Bonus Plan Committee has not been so designated, our Compensation Committee will constitute the Annual Bonus Plan Committee or if there is no Compensation Committee, our Board of Directors will constitute the Annual Bonus Plan Committee.

The Annual Bonus Plan Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each participant’s level of attainment of such goals, and calculate the bonus award for each participant based upon such level of attainment. Except as otherwise expressly provided in the Annual Bonus Plan, the Annual Bonus Plan Committee has the full power and authority to construe, interpret, and administer the Annual Bonus Plan, including the power to amend or terminate the Annual Bonus Plan as further described below. The Annual Bonus Plan Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it will determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Annual Bonus Plan. The Annual Bonus Plan Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

Eligibility.  Participants in the Annual Bonus Plan will be selected by the Annual Bonus Plan Committee for each performance period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee will be a participant unless he or she is selected by the Annual Bonus Plan Committee, in its sole discretion. No employee will at any time have the right to be selected as a participant nor, having been selected as a participant for one performance period, to be selected as a participant in any other performance period.

Bonus Awards and Performance Goals.  The Annual Bonus Plan Committee, based upon information to be supplied by management of the Company and, where determined as necessary by our Board of Directors, the ratification of our Board of Directors, will establish for each performance period a maximum award (and, if the Annual Bonus Plan Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each participant and communicate such award levels and goals to each participant prior to or during the performance period for which such award may be made. For purposes of the Annual Bonus Plan, the performance period is the fiscal year of the Company, during which performance is measured to determine the level of attainment of a bonus award. Bonus awards will be earned by each participant based upon the level of attainment of his or her goals during the applicable performance period; provided that the Annual Bonus Plan Committee may reduce the amount of any bonus award in its sole and absolute discretion. As soon as practicable after the end of the applicable performance period, the Annual Bonus Plan Committee will determine the level of attainment of the goals for each participant and the bonus award to be made to each participant.

162(m) Performance Criteria.  The performance goals applicable for bonus awards intended to qualify as performance-based compensation under Section 162(m) (“162(m) bonus awards”) will be based on objective performance criteria established by the Annual Bonus Plan Committee (“162(m) performance criteria”) and measured in terms of one or more of the following objectives: (i) earnings before or after taxes, interest, depreciation and/or amortization; (ii) net earnings (before or after taxes); (iii) net income (before or after taxes); (iv) operating income before or after depreciation and amortization (and including or excluding capital expenditures); (v) operating income (before or after taxes); (vi) operating profit (before or after taxes); (vii) book value; (viii) earnings per share (before or after taxes); (ix) market share; (x) return measures (including, but not limited to, return on capital, invested capital, assets, equity); (xi) margins; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) sales or product volume growth; (xiv) productivity improvement or operating efficiency; (xv) costs or expenses; (xvi) shareholders’ equity; (xvii) revenues or sales; (xviii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (xix) revenue-generating unit-based metrics; (xx) expense targets; (xxi) objective measures of customer satisfaction; (xxii) working capital targets; (xxiii) measures of economic value added; (xxiv) inventory control; or (xxv) enterprise value.

The foregoing 162(m) performance criteria may relate to the Company, one or more of its affiliates or one or more of its or their divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Annual Bonus Plan Committee will determine. In addition, to the degree consistent with Section 162(m) (or any successor section thereto), the 162(m) performance criteria may be calculated without regard to extraordinary items.

Each grant of a 162(m) bonus award will specify the 162(m) performance criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified 162(m) performance criteria.

If the Annual Bonus Plan Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the 162(m) performance criteria to be unsuitable, the Annual Bonus Plan Committee may modify such 162(m) performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Annual Bonus Plan Committee deems appropriate and equitable; provided, however, that no such modification will be made if the effect would be to cause a 162(m) bonus award to fail to qualify for the performance-based compensation exception to Section 162(m). In addition, at the time performance goals are established as to a 162(m) bonus award, the Annual Bonus Plan Committee is authorized to determine the manner in which the related 162(m) performance criteria will be calculated or measured to take into account certain factors over which the participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

162(m) Bonus Awards.  Unless determined otherwise by the Annual Bonus Plan Committee, each bonus award awarded under the Annual Bonus Plan will be a 162(m) bonus award and will be subject to the following requirements, notwithstanding any other provision of the Annual Bonus Plan to the contrary:

•	No 162(m) bonus award may be paid for years after 2007 unless and until the shareholders of the Company have approved the Annual Bonus Plan in a manner which complies with the shareholder approval requirements of Section 162(m).

•	A 162(m) bonus award may be made only by an Annual Bonus Plan Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m)).

•	The performance goals to which a 162(m) bonus award is subject must be based solely on 162(m) performance criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) bonus amount payable upon attainment thereof, must be established by the Annual Bonus Plan Committee within the time limits required in order for the 162(m) bonus award to qualify for the performance-based compensation exception to Section 162(m).

•	No 162(m) bonus award may be paid until the Annual Bonus Plan Committee has certified the level of attainment of the applicable performance criteria.

•	The maximum amount of a 162(m) bonus award is $10 million to a single participant.

Payment of Bonus Awards.  Bonus awards earned during any performance period will be paid as soon as practicable following the end of such performance period and the determination of the amount thereof will be made by the Annual Bonus Plan Committee. Payment of bonus awards will be made in the form of cash. Bonus award amounts earned but not yet paid will not accrue interest.

Termination of Employment.  Except as otherwise provided pursuant to an employment agreement between the participant and the Company, a participant will be eligible to receive payment of his or her bonus award earned during a performance period, so long as the participant is employed on the last day of such performance period, notwithstanding any subsequent termination of employment prior to the actual payment of the bonus award. In the event of a participant’s death prior to the payment of a bonus award which has been earned, such payment will be made to the participant’s designated beneficiary or, if there is none living, to the estate of the participant.

Transferability.  A participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Annual Bonus Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence will be null and void.

Reorganization or Discontinuance.  The obligations of the Company under the Annual Bonus Plan will be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of participants’ rights under the Annual Bonus Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets. If the business conducted by the Company will be discontinued, any previously earned and unpaid bonus awards under the Annual Bonus Plan will become immediately payable to the participants then entitled thereto.

Section 409A.  To the extent applicable, notwithstanding anything in the Annual Bonus Plan to the contrary, the Annual Bonus Plan and all bonus awards (including 162(m) bonus awards) will be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Annual Bonus Plan. Notwithstanding any provision of the Annual Bonus Plan to the contrary, in the event that the Annual Bonus Plan Committee determines that any amounts payable under the Annual Bonus Plan will be taxable to a participant under Section 409A and related Department of Treasury guidance, prior to payment to such participant of such amount, the Company may (i) adopt such amendments to the Annual Bonus Plan and bonus awards (including 162(m) bonus awards) and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Annual Bonus Plan Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Annual Bonus Plan and the bonus awards (including 162(m) bonus awards) and/or (b) take such other actions as the Annual Bonus Plan Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.

Termination or Amendment of Annual Bonus Plan.  The Annual Bonus Plan Committee may amend, suspend or terminate the Annual Bonus Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) bonus awards to cease to qualify for the performance-based compensation exception to Section 162(m).

Awards Under the Annual Bonus Plan

No payments have yet been made in respect of awards granted under the Annual Bonus Plan. The amount of the actual bonus payments that may be made under the Annual Bonus Plan will be determined by the Annual Bonus Plan Committee in its discretion. It is, therefore, not possible to predict the actual amounts that will be paid to particular individuals in the future under the Annual Bonus Plan.

Conclusion

The Company believes that its best interests will be served by the approval of the Annual Bonus Plan. The Annual Bonus Plan will enable the Company to be in a position to continue to grant annual cash incentive awards while preserving, where appropriate, the tax deductibility of these awards.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the Annual Bonus Plan. For the approval of the Annual Bonus Plan, each issued and outstanding share of Class B common stock has ten votes and each issued and outstanding share of Class A common stock has one vote. The Class A common stock and the Class B common stock will vote together as a single class. Time Warner controls approximately 90.6% of the vote for Proposal Four. The Company expects that Time Warner will vote FOR the approval of Proposal Four ensuring the approval of the Annual Bonus Plan.

The Board of Directors recommends a vote FOR approval of the Time Warner Cable Inc.
2007 Annual Bonus Plan.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s Class A and Class B common stock at the close of business on March 27, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

•	901,913,430 shares of Class A common stock, par value $0.01 per share; and

•	75,000,000 shares of Class B common stock, par value $0.01 per share.

Each issued and outstanding share of Class B common stock has ten votes and each issued and outstanding share of Class A common stock has one vote on any matter submitted to a vote of stockholders. The Class A common stock and the Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders at the Annual Meeting, except with respect to the election of directors. Holders of the Class A common stock vote, as a separate class, with respect to the election of our Class A directors, and holders of the Class B common stock vote, as a separate class, with respect to the election of our Class B directors. Time Warner controls approximately 90.6% of the vote in matters where the Class A common stock and the Class B common stock vote together as a single class, 82.7% of the vote of the Class A common stock and 100% of the vote of the Class B common stock in any other vote. As a result of its shareholdings, Time Warner has the ability to cause (i) the election of all the nominees for Class A directors and Class B directors, (ii) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2007, (iii) the approval of the Time Warner Cable Inc. 2006 Stock Incentive Plan, and (iv) the approval of the Time Warner Cable Inc. 2007 Annual Bonus Plan.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A plurality of the votes duly cast is required to elect each of the Class A directors and Class B directors.

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock, voting together, is required to approve the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

Proxies.  All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.  If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s by-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods—Internet, Telephone or Mail.  Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.  Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Cable Inc., 290 Harbor Drive, Stamford, CT 06902-7441, Attention: General Counsel, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Time Warner Cable Inc. 2006 Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-877-4-INFO-TWC, by e-mail to: ir@twcable.com or by mail to: Time Warner Cable Inc., North Tower, One Time Warner Center, New York, NY 10019, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Because our Class A common stock was not registered under the Exchange Act until 2007, our officers and directors and persons who own more than ten-percent of the Class A common stock were not required to file reports under Section 16 during 2006.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $5,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2008 Annual Meeting, stockholder proposals must be received by the Company no later than December 19, 2007, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.  In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2008 Annual Meeting, such a proposal must be received by the Company on or after January 23, 2008 but no later than February 22, 2008. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.  If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•	Timing. The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

A copy of the candidate’s resume and references.

An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the by-laws, Corporate Governance Policy, and the Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Cable Inc., 290 Harbor Drive, Stamford, CT 06902-7441.

The Committee has a policy of applying the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source.

Stockholder Nominations Submitted to Stockholders.  The Company’s by-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s by-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•	Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•	Special Stockholders Meetings. For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•	Other Circumstances. Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•	Information. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.  All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at 290 Harbor Drive, Stamford, CT 06902-7441.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the CEO, the Board’s only employee director, should write to the address below:

Glenn A. Britt
President and Chief Executive Officer
Time Warner Cable Inc.
North Tower
One Time Warner Center
New York, NY 10019

Those interested in communicating directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]
c/o Corporate Secretary
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-7441

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 16, 2007

ANNEX A

TIME WARNER CABLE INC.

2006 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award granted pursuant to the Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” means the occurrence of any of the following events:

(i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than (a) the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (b) Time Warner Inc. or any successor to Time Warner Inc.) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors at a time that Time Warner Inc. or any successor controls less than a majority of such voting power; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by either (a) the vote of at least a majority of the directors then comprising the Incumbent Board or (b) Time Warner Inc., a successor to Time Warner Inc. or subsidiaries of Time Warner Inc. or a successor to Time Warner Inc., at a time that Time Warner Inc. or a successor to Time Warner Inc. controls a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction either (a) by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction or (b) by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of Time Warner Inc. or any successor to Time Warner Inc. immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, if such Corporate Transaction occurs at a time that Time Warner Inc. or a successor to Time Warner Inc. controls a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f)	“Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	“Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation Committee (or such other committee) established by the Compensation Committee or such other committee.

(h)	“Company” means Time Warner Cable Inc., a Delaware corporation.

(i)	“Effective Date” means the date the Board approved the Plan (June 8, 2006).

(j)	“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates and (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than to a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(k)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l)	“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).

(m)	“Option” means a stock option granted pursuant to Section 6.

(n)	“Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(o)	“Other Stock-Based Awards” means awards granted pursuant to Section 9.

(p)	“Participant” means an employee, prospective employee, director or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(q)	“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(r)	“Plan” means the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended from time to time.

(s)	“Ratio” means the quotient resulting from dividing (a) the grant date fair value of a share of Restricted Stock or other Stock-Based Award payable in Stock, as the case may be, as determined for financial reporting purposes (the “grant date fair value”) by (b) the grant date fair value of an Option with a ten-year term that becomes exercisable in installments of 25% on the first four anniversaries of the date of grant; provided, however, that if such grant date fair value is not available, the fair value shall be the fair value as determined for financial reporting purposes as of the most recently completed fiscal quarter of the Company for which financial statements and such valuation have been prepared.

(t)	“Restricted Stock” means any Share granted under Section 8.

(u)	“Shares” means shares of Class A Common Stock of the Company, $.01 par value per share.

(v)	“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(w)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3. Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 100,000,000. Any Shares issued in connection with Awards other than Options or Stock Appreciation Rights shall be counted against this authorization as the number of Shares equal to the Ratio for every one Share issued in connection with such Award or by which the Award is valued by reference. Any Shares issued in connection with Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share issued. The maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, shall be equal to 1.5% of the number of Shares outstanding on December 31 of the preceding calendar year; provided that for the year ended December 31, 2006 if such number of outstanding shares is less than one billion, such number shall be deemed to be one billion. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 1,500,000; provided that the maximum number of Shares that may be awarded in the form of Restricted Stock or Other Stock-Based Awards payable in Shares during any calendar year to any Participant shall be 1,500,000 divided by the Ratio. The number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Awards granted under the Plan (including, without limitation, the full number of Shares covered by any Stock Appreciation Right, regardless of whether any such Stock Appreciation Right or other Award covering Shares under the Plan is ultimately settled in cash or by delivery of Shares); provided, however, that the number of Shares covered by Awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration in respect thereof shall again become available for issuance under the Plan; and provided further that any Shares that are forfeited after the actual issuance of such Shares to a Participant under the Plan shall not become available for re-issuance under the Plan.

4. Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the New York Stock Exchange listed company rules (to the extent required), “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

(b)	The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.

5.   Limitations

(a)	No Award may be granted under the Plan after the fifth anniversary of the first grant of an Award under the Plan, but Awards granted prior to such fifth anniversary may extend beyond that date.

(b)	No Option or Stock Appreciation Right, once granted hereunder, may be repriced.

6.   Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by Stock Appreciation Rights until the Shares are issued to the Participant.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

8.	Restricted Stock

(a)	Grant. Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards; provided that, except with respect to Awards to members of the Company’s Board, not less than 95% of the Shares of Restricted Stock (other than those awarded pursuant to Section 8(d)) shall remain subject to forfeiture for at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment.

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates, or other evidence of ownership, issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates, or other evidence of ownership, to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)	Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b) below. The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.

9.	Other Stock-Based Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The maximum amount of Other Stock-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Other Stock-Based Awards that are denominated or payable in Shares, the number of Shares equal to 1,500,000 divided by the Ratio and (y) with respect to Other Stock-Based Awards that are not denominated or payable in Shares, $10 million. Notwithstanding any other provision, with respect to Other Stock-Based Awards settled in Shares that are subject to time-based vesting, except with respect to Awards to members of the Company’s Board, not less than 95% of such Other Stock-Based Awards payable in Shares shall vest and become payable at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment.

(b)	Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) operating income before depreciation and amortization; (ii) operating income; (iii) earnings per share; (iv) return on shareholders’ equity; (v) revenues or sales; (vi) free cash flow; (vii) return on invested capital; (viii) total stockholder return; and (ix) revenue generating unit-based metrics. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code and Section 19 below, elect to defer payment of a Performance-Based Award.

10.  Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 19), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(b)	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 19), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

11.  No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.  Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.  Non-transferability of Awards

Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.  Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

15.  International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.  Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.   Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

18.   Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

19.   Section 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

ANNEX B

TIME WARNER CABLE INC.

2007 ANNUAL BONUS PLAN

I.	Purpose

The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

II.	Definitions

“Board” means the Board of Directors of the Company.

“Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles IV and V.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

“Company” means Time Warner Cable Inc. together with each of its subsidiaries.

“Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant’s death.

“162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.

“Participant” means any officer or key executive designated by the Committee to participate in the Plan.

“Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives:

(i)	earnings before or after taxes, interest, depreciation and/or amortization;

(ii)	net earnings (before or after taxes);

(iii)	net income (before or after taxes);

(iv)	operating income before or after depreciation and amortization (and including or excluding capital expenditures);

(v)	operating income (before or after taxes);

(vi)	operating profit (before or after taxes);

(vii)	book value;

(viii)	earnings per share (before or after taxes);

(ix)	market share;

(x)	return measures (including, but not limited to, return on capital, invested capital, assets, equity);

(xi)	margins;

(xii)	share price (including, but not limited to, growth measures and total shareholder return);

(xiii)	sales or product volume growth;

(xiv)	productivity improvement or operating efficiency;

(xv)	costs or expenses;

(xvi)	shareholders’ equity;

(xvii)	revenues or sales;

(xviii)	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

(xix)	revenue-generating unit-based metrics;

(xx)	expense targets;

(xxi)	objective measures of customer satisfaction;

(xxii)	working capital targets;

(xxiii)	measures of economic value added;

(xxiv)	inventory control; or

(xxv)	enterprise value.

The foregoing criteria may relate to the Company, one or more of its affiliates or one or more of its or their divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Criteria may be calculated without regard to extraordinary items.

Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time performance goals are established as to a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.

“Plan” means the Time Warner Cable Inc. 2007 Annual Bonus Plan.

III. Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XVI. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

V.	Bonus Awards

The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

VI.	Payment of Bonus Awards

Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest.

VII.	162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1.	No 162(m) Bonus Award may be paid for years after 2007 unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

2.	A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

3.	The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

4.	No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

5.	The maximum amount of a 162(m) Bonus Award is $10 million to a single Participant.

VIII.	Termination of Employment

Except as otherwise provided pursuant to an employment agreement between the Participant and the Company, a Participant shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Participant is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award. In the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant.

IX.	Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

X.	Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

XI.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XII.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XIII.	Designation and Change of Beneficiary

Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

XIV.	Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XV.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XVI.	Termination or Amendment of the Bonus Plan

The Committee may amend, suspend or terminate the Bonus Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVII.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVIII.	Section 409A of the Code.

To the extent applicable, notwithstanding anything herein to the contrary, the Plan and Bonus Awards issued hereunder (including 162(m) Bonus Awards) shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Bonus Awards (including 162(m) Bonus Awards) and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Bonus Awards (including 162(m) Bonus Awards) hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

XIX.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

XX.	Effective Date

The effective date of the Plan is February 14, 2007.

Directions to
Hyatt Regency Hotel
Old Greenwich, Connecticut

From I-95 North or South:
Take the Old Greenwich exit #5. Make a right at the end of the ramp onto East Putnam Ave. (route 1). Follow the avenue to the third traffic light and make a right into the Hotel entrance.

From New York City:
Take the F.D.R. Drive north to the Triborough Bridge. Go over the Triborough Bridge and follow the signs to the Bruckner Expressway, New England. Follow the signs to the I-95 north, New England. Take the Old Greenwich exit #5. Make a right at the end of the ramp onto East Putnam Ave. (route 1). Follow the avenue to the third traffic light and make a right into the Hotel entrance.

From New Jersey:
Follow the Garden State Parkway North to I-87 South. Go over the Tappan Zee Bridge. Take the exit for 287 East. Follow signs to I-95 North into CT. Take the Old Greenwich exit #5. Make a right at the end of the ramp onto East Putnam Ave. (route 1). Follow the avenue to the third traffic light and make a right into the Hotel Entrance.

From the Merritt Parkway heading North/South:
Take the North Street exit #31. Make a left (heading North) or make a right (heading South) onto North Street toward the Greenwich business district. Follow North Street to the end, (approximately 4 miles). Take a left onto Maple Ave. Take the next left onto East Putnam Ave. Follow E. Putnam Ave. for approximately 3 miles. After passing the I-95 thruway entrance signs, the Hyatt will be at the third traffic light. Turn right into the Hotel entrance.

PROXY
TIME WARNER CABLE INC.
Proxy Solicited on Behalf of the Board of Directors of
Time Warner Cable Inc. for the Annual Meeting of Stockholders on May 23, 2007
The undersigned hereby acknowledges receipt of the Time Warner Cable Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Marc Lawrence-Apfelbaum, Robert D. Marcus and John K. Martin, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER CABLE INC. on Wednesday, May 23, 2007, and any adjournment thereof, and to vote on the matters indicated all the shares of Class A Common Stock that the undersigned would be entitled to vote if personally present.
Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed and FOR proposals 2, 3 and 4.
Continued and to be signed on reverse side

☒     Votes must be indicated in Black or Blue ink as in this example.
The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposals 2, 3 and 4.
1.	Election of Class A Directors.

FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY☐ to vote for ALL NOMINEES listed below	*EXCEPTIONS☐
Nominees: David C. Chang and James E. Copeland, Jr.

INSTRUCTIONS: To withhold authority to vote for one of the nominees, mark the “Exceptions” box and write the nominee's name in the space provided below. Mark only one box above.

*Exceptions___________________________

2.	Ratification of Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the Time Warner Cable Inc. 2006 Stock Incentive
	Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Approval of the Time Warner Cable Inc. 2007 Annual Bonus
	Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, on such other matters as may properly come before the meeting.

To register to attend the meeting, please mark this box.

☐

To change your address, please mark this box.

☐
Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Signature                                                 Date:                              Signature                                                Date:
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.